Exhibit 2.1
                            ASSET PURCHASE AGREEMENT

                                      AMONG

                       ANCHOR GLASS CONTAINER CORPORATION

                                       AND

                            CONSUMERS PACKAGING INC.

                                       AND

                       OWENS-BROCKWAY GLASS CONTAINER INC.

                                TABLE OF CONTENTS



                                    ARTICLE 1

DEFINITIONS  ...................................................- 2 -

                                    ARTICLE 2

PURCHASE AND SALE  .............................................- 7 -
         2.01.  PURCHASE AND SALE...............................- 7 -
         2.02.  EXCLUDED ASSETS.................................- 9 -
         2.03.  ASSUMPTION OF LIABILITIES.......................- 9 -
         2.04.  EXCLUDED LIABILITIES...........................- 11 -
         2.05.  ASSIGNMENT OF CONTRACTS AND RIGHTS.............- 11 -
         2.06.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE...- 12 -
         2.07.  CLOSING........................................- 14 -
         2.08.  CLOSING BALANCE SHEET..........................- 15 -
         2.09.  ADJUSTMENT OF PURCHASE PRICE...................- 17 -

                                    ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER ......................- 18 -
         3.01.  AUTHORITY......................................- 18 -
         3.02.  NO CONFLICTS; CONSENTS.........................- 18 -
         3.03.  SUFFICIENCY OF AND TITLE TO THE PURCHASED
                  ASSETS.......................................- 19 -
         3.04.  ORGANIZATION AND STANDING; BOOKS AND
                  RECORDS......................................- 19 -
         3.05.  SEC DOCUMENTS; FINANCIAL STATEMENTS;
                  UNDISCLOSED LIABILITIES......................- 20 -
         3.06.  CONTRACTS......................................- 21 -
         3.07.  ABSENCE OF CHANGES OR EVENTS...................- 23 -
         3.08.  LITIGATION.....................................- 25 -
         3.09.  COMPLIANCE WITH LAWS AND COURT ORDERS..........- 25 -
         3.10.  EMPLOYEES......................................- 25 -
         3.11.  PROPERTIES.....................................- 26 -
         3.12.  ENVIRONMENTAL MATTERS..........................- 29 -
         3.13.  EMPLOYEE BENEFIT PLANS.........................- 31 -
         3.14.  LICENSES AND PERMITS...........................- 35 -
         3.15.  INSURANCE COVERAGE.............................- 35 -
         3.16.  INTELLECTUAL PROPERTY..........................- 35 -
         3.17.  CUSTOMERS......................................- 36 -

                                    ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYERS ......................- 36 -
         4.01.  AUTHORITY-CONSUMERS............................- 36 -
         4.02.  NO CONFLICTS; CONSENTS-CONSUMERS...............- 37 -
         4.03.  ACTIONS AND PROCEEDINGS, ETC...................- 37 -
         4.04.  AVAILABILITY OF FUNDS..........................- 38 -
         4.06.  AUTHORITY-OI...................................- 41 -
         4.07.  NO CONFLICTS; CONSENTS-OI......................- 41 -
         4.08.  ACTIONS AND PROCEEDINGS, ETC.-OI...............- 42 -
         4.09.  AVAILABILITY OF FUNDS-OI.......................- 42 -

                                    ARTICLE 5

COVENANTS OF SELLER ...........................................- 43 -
         5.01.  CONDUCT OF THE BUSINESS........................- 43 -
         5.02.  ACCESS TO INFORMATION..........................- 43 -
         5.03.  NOTICES OF CERTAIN EVENTS......................- 45 -
         5.04.  ENVIRONMENTAL COVENANTS........................- 46 -
         5.05.  BANKRUPTCY COURT APPROVAL......................- 46 -
         5.06.  USE OF THE ANCHOR NAME.........................- 46 -

                                    ARTICLE 6

COVENANTS OF BUYERS ...........................................- 47 -
         6.01.  CONFIDENTIALITY................................- 47 -
         6.02.  NO ADDITIONAL REPRESENTATIONS..................- 47 -
         6.03.  SUPPLEMENTAL DISCLOSURE........................- 47 -
         6.04.  ACCESS.........................................- 47 -
         6.05.  ASSIGNMENT TO NEW ANCHOR.......................- 48 -
         6.06.  FINANCINGS.....................................- 48 -
         6.07.  COMPOSITION OF NEW ANCHOR BOARD................- 48 -
         6.08.  STOCK MARKET LISTING...........................- 48 -
         6.09.  EXCHANGE ACT REGISTRATION......................- 49 -
         6.10.  AFFILIATE TRANSACTIONS.........................- 49 -

                                    ARTICLE 7

COVENANTS OF ALL PARTIES .....................................- 49 -
         7.01.  BEST EFFORTS; FURTHER ASSURANCES..............- 49 -
         7.02.  CERTAIN FILINGS...............................- 50 -
         7.03.  PUBLIC ANNOUNCEMENTS..........................- 50 -
         7.04.  WARN ACT......................................- 50 -

                                    ARTICLE 8

TAX MATTERS ..................................................- 51 -
         8.01.  TAX DEFINITIONS...............................- 51 -
         8.02.  TAX MATTERS...................................- 51 -
         8.03.  TAX COOPERATION; ALLOCATION OF TAXES..........- 52 -

                                    ARTICLE 9

EMPLOYEES ...................................................- 53 -
         9.01.  RETIREMENT PLANS.............................- 53 -
         9.02.  OTHER EMPLOYEE PLANS AND BENEFIT
                  ARRANGEMENTS...............................- 55 -
         9.03.  EMPLOYEE COMMUNICATIONS......................- 56 -
         9.04.  THIRD PARTY BENEFICIARIES....................- 56 -
         9.05.  UNION EMPLOYEES..............................- 56 -
         9.06.  NON-UNION EMPLOYEES..........................- 57 -

                                   ARTICLE 10

CONDITIONS TO CLOSING ......................................- 57 -
         10.01.  CONDITIONS TO BUYERS' OBLIGATIONS..........- 57 -
         10.02.  CONDITIONS TO OBLIGATIONS OF SELLER........- 63 -
         10.03.  FRUSTRATION OF CONDITIONS..................- 65 -

                                   ARTICLE 11

SURVIVAL ...................................................- 65 -
         11.01.  SURVIVAL...................................- 65 -

                                   ARTICLE 12

TERMINATION ................................................- 65 -
         12.01.  GROUNDS FOR TERMINATION....................- 65 -
         12.02.  EFFECT OF TERMINATION......................- 66 -

                                   ARTICLE 13

MISCELLANEOUS ..............................................- 66 -
         13.01.  NOTICES....................................- 66 -
         13.02.  AMENDMENTS AND WAIVERS.....................- 68 -
         13.03.  FEES AND EXPENSES..........................- 68 -
         13.04.  SUCCESSORS AND ASSIGNS.....................- 69 -
         13.05.  GOVERNING LAW..............................- 69 -
         13.06.  COUNTERPARTS; EFFECTIVENESS................- 69 -
         13.07.  ENTIRE AGREEMENT; THIRD PARTY
                  BENEFICIARIES.............................- 69 -
         13.08.  BULK SALES LAWS............................- 69 -
         13.09.  CAPTIONS...................................- 69 -
         13.10.  SEVERABILITY...............................- 70 -
         13.11.  CONSENT TO JURISDICTION....................- 70 -
         13.12.  WAIVER OF JURY TRIAL.......................- 71 -

                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of December 18, 1996 among Anchor Glass Container Corporation, a Delaware corporation ("Seller"), Consumers Packaging Inc., a corporation organized under the federal laws of Canada ("Consumers"), and Owens-Brockway Glass Container Inc., a Delaware corporation ("OI"), Consumers and OI being sometimes collectively referred to as the "Buyers."


                               W I T N E S E T H:


         WHEREAS, Seller and its subsidiaries conduct a business which manufactures, sells and distributes a diverse line of glass containers of various types, designs and sizes, which are sold principally to customers in the food and beverage industries (the "Business");

         WHEREAS, OI desires to purchase from Seller certain of the assets of the Business described on Appendix A (the "OI Assets"), and Seller desires to sell the OI Assets to OI, upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Consumers desires to purchase substantially all of the assets of the Business (other than the OI Assets) and Seller desires to sell substantially all of the assets of the Business to Consumers (other than the OI Assets) upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, on September 13, 1996, Seller filed a voluntary petition (the "Petition") for reorganization relief pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Sections 301 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware and such case is presently pending under Case No. 96-1434 PJW;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.01.  DEFINITIONS. (a) The following terms,
as used herein, have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

         "Balance Sheet Date" means June 30, 1996.

         "Bankruptcy Court" means the United States Bankruptcy
Court for the District of Delaware.

        "Citicorp" means Citicorp Leasing, Inc., a Delaware corporation and the current holder of the Citicorp Loan.

         "Citicorp Loan" means the loan evidenced and secured by the Renewal First Mortgage Note dated as of June 16, 1992 by Landlord to Citicorp, the Amended and Restated Mortgage and Security Agreement dated as of June 16, 1992 by Landlord to Citicorp and the Amended Assignment of Leases and Rents dated as of June 16, 1992 by Landlord to Citicorp.

         "Closing Balance Sheet" means a statement of the Purchased Assets and the Assumed Liabilities as at the close of business on the Closing Date (or on the date otherwise specified in Section 2.08(a)), together with the notes thereto, prepared in accordance with the provisions of Section 2.08 and Exhibit A hereto.

         "Closing Date" means the date of the Closing.

         "Closing Net Assets" means the excess of the value of the Purchased Assets over the amount of the Assumed Liabilities as reflected on the Closing Balance Sheet.

         "Excluded Contracts" means (i) (A) all purchase or supply agreements of Seller or any of its subsidiaries, (B) all agreements relating to the disposition of assets of Seller or any of its subsidiaries, the consummation of which has occurred prior to the date hereof, and (C) all agreements of Seller or any of its subsidiaries relating to indebtedness for borrowed money, in each case, other than those designated in writing by Buyers to Seller within 10 days of the date hereof and (ii) all other contracts, agreements or instruments of Seller or any of its subsidiaries that are designated in writing by Buyers to Seller within 10 days of the date hereof as "Excluded Contracts" pursuant to
Section 2.01(iv).

        "Final June 30 Net Assets" means the June 30 Net Assets as the same may be adjusted and finally determined pursuant to Section 2.08.

         "Final Post-Filing Trade Payables" means the trade payables of Seller incurred subsequent to the filing of the Petition and in existence on the Closing Date, as the same is finally determined pursuant to Section 2.08.

         "Final Net Assets" means Closing Net Assets (i) as shown in Buyers' calculation delivered pursuant to Section 2.08(a) if no notice of disagreement with respect thereto is delivered pursuant to Section 2.08(b) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to
Section 2.08(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.08(c); provided that Final Net Assets shall not in any event be less than Buyers' calculation of Closing Net Assets delivered pursuant to Section 2.08(a) nor more than Seller's calculation of Closing Net Assets delivered pursuant to Section 2.08(c).

         "Financing Letters" means the letter of Bankers Trust Company dated December 2, 1996, the letter of BT Securities Corporation dated December 2, 1996, the letter of BT Commercial Corporation dated December 2, 1996, the letter of PNC Capital Markets, Inc. dated November 22, 1996 and the letter of The Toronto-Dominion Bank dated November 26, 1996.

         "Headquarters Lease" means the Lease dated March 31, 1988 between Landlord and Seller, as modified by the First Amendment to Lease dated June 16, 1992, the Letter Agreement dated as of April 27, 1992 attached as Schedule 1 to said First Amendment to Lease, the Agreement dated as of June 16, 1992 attached as Schedule 1 to the First Amendment to Building Option Agreement, the Second Amendment to Lease dated as of September 30, 1993 and the Third Amendment to Lease dated as of February 22, 1995, that certain Agreement dated as of March 31, 1996 among Seller, Landlord and Citicorp Leasing, Inc., which provided for the waiver of the default under the Lease pursuant to Section 9(a)(13) of the Lease (the "Lease Default") through September 15, 1996, and that certain Amended and Restated Agreement dated as of September 12, 1996 among Seller, Landlord and Citicorp Leasing, Inc., which provided for the waiver of the Lease Default through January 15, 1997, and the Memorandum of Lease, the Building Option Agreement (as modified by Amendment No. 1 to Building Option Agreement), the Memorandum of Building Option Agreement, the Land Option Agreement, the Memorandum of Land Option Agreement, the Option Agreement for Parking Easement and Memorandum of Option for Parking Agreement (referred to therein).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Included Insurance Policies" means the policies of Seller and its subsidiaries maintained under or in connection with any Benefit Arrangement or Employee Plan, to the extent (i) the Seller's obligations under such Benefit Arrangement or Employee Plan are an Assumed Liability, (ii) such policies have been identified to Buyers pursuant to the provisions of Section 3.13(n) and
(iii) Buyers will have, within 10 days from the date hereof, expressly identified such policies as "Included Insurance Policies" by written notice to Seller.

         "June 30 Net Assets" means the excess of the value of the Purchased Assets over the amount of the Assumed Liabilities as reflected on the Reference Balance Sheet.

         "June 30 Trade Payables" means the trade payables of Seller and its subsidiaries at June 30, 1996 as agreed to by Buyers and Seller or as finally determined pursuant to Section 2.06(i).

         "Landlord" means Fountain Associates I, Ltd., a Florida limited partnership and the current holder of the landlord's interest under the Headquarters Lease.

         "Lenders" means Bankers Trust Company, BT Securities
Corp., BT Commercial Corporation, PNC Capital Markets, Inc. and The Toronto-Dominion Bank, as lenders pursuant to the Financing Letters.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Business, taken as a whole.

         "New Anchor" means the subsidiary of Consumers to be formed under Delaware law, to which Consumers shall assign its interest and obligations under this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Purchase Option" has the meaning assigned to it in the Headquarters Lease.

         "Reference Balance Sheet" means the pro forma adjusted statement of the Purchased Assets and Assumed Liabilities, and the notes thereto, as of June 30, 1996 and attached hereto as Exhibit A.

         "Renewal Option" has the meaning assigned to it in the Headquarters Lease.

         "Residual Value Guaranty Amount" has the meaning assigned to it in the Headquarters Lease.

         "Sale Order" means an order issued by the Bankruptcy Court substantially in the form of Exhibit B hereto, authorizing the assumption of this Agreement and approving this Agreement and all of the transactions contemplated hereby.

         "Seller Defined Benefit Plans" means the Anchor Glass Container Corporation Service Retirement Plan, the Pension Plan for Hourly Employees of Latchford Glass Company and Associated Companies, the Anchor Glass Container Corporation Retirement Plan for Salaried Employees, and the Retirement Plan for Salaried Employees of Latchford Glass Company and Associated Companies.

         "Seller Defined Contribution Plans" means the Anchor Glass Container Corporation Salaried Employees Savings Plan and the Anchor Glass Container Corporation Hourly Employees Supplemental Retirement Plan.

         "Termination Option" has the meaning assigned to it in the Headquarters Lease.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

                  TERM                                        SECTION

         Accounting Referee                                     2.06
         Actual Balance Sheet                                   3.05
         Allocation Statement                                   2.06
         Apportioned Obligations                                8.03
         Assumed Liabilities                                    2.03
         Bankruptcy Code                                    Preamble
         Benefit Arrangement                                    3.13
         Books and Records                                      5.02
         Business                                           Preamble
         Business Union Employees                               9.05
         CERCLA                                                 3.12
         Closing                                                2.07
         Code                                                   8.01
         Confidentiality Agreements                             6.01
         Contracts                                              3.06
         Coors                                                 10.01
         Employee Plan                                          3.13
         Environmental Laws                                     3.12
         ERISA                                                  3.13
         ERISA Affiliate                                        3.13
         Estimated Final Net Assets                             2.06
         Estimated Purchase Price                               2.06
         Estimated Post-Filing Trade Payables                   2.06
         Exchange Act                                           3.02
         Excluded Assets                                        2.02
         Excluded Liabilities                                   2.04
         Fee Properties                                         3.11
         Governmental Entity                                   10.01
         Hazardous Substances                                   3.12
         Headquarters Property                                  3.11
         Included Contracts                                     2.01
         Intellectual Property Rights                           3.16
         Interim Order                                          5.05
         Leased Properties                                      3.11
         Multiemployer Plan                                     3.13
         OI Assets                                          Preamble
         OI Assumed Obligations                                 2.03
         Permit                                                 3.14
         Permitted Lien                                         3.11
         Petition                                           Preamble
         Petty Cash                                             2.01
         Post-Closing Tax Period                                8.03
         Pre-Closing Tax Period                                 8.01
         Predecessor Entity                                     3.05
         Purchased Assets                                       2.01
         Purchase Price                                         2.06
         Real Properties                                        3.11
         Real Property Leases                                   3.06
         SEC                                                    3.05
         SEC Documents                                          3.05
         Securities Act                                         3.05
         Seller Products and Services                           3.17
         Shares                                                 2.06
         Strohs                                                10.01
         Tax                                                    8.01
         Vitro                                                  3.06
         Vitro Agreement                                       10.01
         WARN Act                                               7.04

                                    ARTICLE 2

                                PURCHASE AND SALE

         2.01. PURCHASE AND SALE. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyers agree (OI's undertaking being limited to the OI Assets) to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyers (OI's interest being limited to the OI Assets) at Closing, free and clear of all Liens, other than Permitted Liens, all of Seller's and its subsidiaries' right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used primarily in the conduct of the Business by Seller and its subsidiaries as the same shall exist on the Closing Date, including all assets shown on the Reference Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller and its subsidiaries (the "Purchased Assets"), and including, without limitation, all right, title and interest of Seller in, to and under:

                  (i) all real property and leases of, and other interests in, real property used or owned or held for use in the conduct of the Business, in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.11(b), but excluding all residential real property leases;

                  (ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property;

                  (iii) all raw materials, work-in-process, finished goods, supplies and other inventories;

                  (iv) all rights under (A) all collective bargaining agreements, employment and severance agreements, leases (other than all residential real property leases), non-governmental licenses or franchises, sales agreements, joint venture agreements, sales and purchase orders, and the Included Insurance Policies, and (B) all other contracts, agreements and instruments of Seller or any of its subsidiaries (other than Excluded Contracts) relating to the Purchased Assets or the Business, including without limitation the items listed on Schedule 3.06(a), other than those contracts, agreements or instruments in this Clause B that are designated in writing by Buyers to Seller within 10 days of the date hereof as "Excluded Contracts" (the items referred to in clauses (A) and (B), collectively, the "Included Contracts");

                  (v) all accounts, notes and other receivables;

                  (vi) all prepaid expenses, including but not limited to ad valorem taxes, leases and rentals;

                  (vii) all petty cash located at operating facilities of the Business ("Petty Cash");

                  (viii) all of Seller's and its subsidiaries' rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors warranties and rebates;

                  (ix) all patents, copyrights, trademarks, trade names, service marks, service names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs and other intangible property, in each case owned or licensed by Seller or any Affiliate of Seller and used or held for use in the Business, and any applications for the same, including without limitation the items listed on Schedule 3.16(a);

                  (x) all transferable licenses, permits or other governmental authorization affecting, or relating in any way to, the Business, including without limitation the transferable items listed on Schedule 3.14(a);

                  (xi) all books, records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets;

                  (xii) all computer software programs and data used in connection with the Business;

                  (xiii) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyers are the successors to the Business;

                  (xiv) all employee salary or bonus deferrals under any employee benefit plan the obligations under which are an Assumed Liability, to the extent the amount of such deferrals have not, as of the Closing Date, been disbursed in accordance with such plan, contributed to an employee benefit trust or paid as an insurance premium; and

                  (xv) all air emissions Seller has, is entitled to or applied for, including any air emissions where Seller has credit for or has banked, applied to bank or agreed to sell or trade.

         2.02. EXCLUDED ASSETS. Notwithstanding anything to the contrary herein or otherwise, Buyers expressly understand and agree that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

                  (i) all of Seller's cash and cash equivalents on hand and in banks except for Petty Cash;

                  (ii)  insurance policies, other than the
         Included Insurance Policies;

                  (iii) the Excluded Contracts;

                  (iv)  capital stock of subsidiaries of Seller;

                  (v)   minute and stock books of Seller and its subsidiaries;

                  (vi) any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date; and

                  (vii) claims and causes of action to recover preferences, fraudulent conveyances, to avoid liens and other similar rights under the Bankruptcy Code belonging to Seller and its subsidiaries.


         2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyers agree, OI's obligations being limited to the assumption of the liabilities listed on Appendix B hereto (the "OI Assumed Liabilities"), effective at the time of Closing, to assume the following liabilities (the "Assumed Liabilities"):

                  (i) all liabilities of the types set forth on the Reference Balance Sheet to the extent (except as otherwise provided herein) included or reflected on the Closing Balance Sheet;

                  (ii) all liabilities and obligations of Seller arising from and after the Closing Date under all Included Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof);

                  (iii) all liabilities and obligations under the Anchor Glass Container Corporation Executive/Key Employee Retention Plan as such Plan is in effect on the date hereof (other than liabilities and obligations arising under such Plan prior to the Closing, which shall remain liabilities and obligations of Seller);

                  (iv) all liabilities under Seller Defined Benefit Plans (but excluding any and all liabilities for excise tax or related taxes or penalties to the Internal Revenue Service arising out of the failure of Seller to contribute to Seller Defined Benefit Plans) and all liabilities to the PBGC in connection with Seller Defined Benefit Plans, which liabilities shall be paid by the applicable Buyer in full on the Closing Date to the extent due and owing on the Closing Date;

                  (v) all environmental liabilities relating to the Purchased Assets or Business (but excluding any liabilities resulting from or arising out of any (i) claim, action, suit, investigation, proceeding or judgment relating to property disposed of by Seller or any of its subsidiaries prior to the Closing Date or (ii) asbestos-related claims, actions, suits, investigations, proceedings or judgments arising out of any event or condition existing on or occurring prior to the Closing
         Date);

                  (vi) trade payables of Seller which have arisen after the filing of the Petition and which are in existence on the Closing Date;

                  (vii) accrued expenses relating to workers' compensation claims;

                  (viii) all liabilities and obligations of Seller arising under, related to or in connection with the Headquarters Lease; and

                  (ix) all liabilities and expenses in the aggregate relating to insurance claims arising out of workers' compensation, general liability, products liability, and automobile liability policies issued to Seller by The Travelers Indemnity Company and its Affiliates including The Aetna Casualty and Surety Company (or any predecessor) for periods prior to January 1, 1997; provided, however, that the amount of all such liabilities and expenses in the aggregate shall not exceed the sum of all amounts shown on the Reference Balance Sheet for all such insurance liabilities and expenses.

         2.04. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyers are assuming only the Assumed Liabilities (OI's obligations being limited to the OI Assumed Liabilities) and are not assuming any other liability or obligation of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter, including, without limitation, except as set forth in clause (v) of Section 2.03, any liability for any claim, action, suit or proceeding pending against, or judgment against, Seller or any of its subsidiaries (including the Purchased Assets) as of the Closing Date. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities").

         2.05. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyers or Seller thereunder. Seller and the applicable Buyer will use their best efforts (but without any payment of money by Seller or Buyers) to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the applicable Buyer as such Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that such Buyer would not in fact receive all such rights, Seller and such Buyer will cooperate in a mutually agreeable arrangement under which such Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to the applicable Buyer, or under which Seller would enforce for the benefit of such Buyer, with such Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to the applicable Buyer when received all monies received by Seller under any Purchased Asset intended to be acquired hereunder by such Buyer or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

         2.06. PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. (a) The purchase price for the Purchased Assets (the "Purchase Price") is (i) an amount in cash equal to (A) $333.6 million, of which Consumers shall pay $208.6 million and OI shall pay $125.0 million, plus (B) the June 30 Trade Payables minus (C) the Final Post-Filing Trade Payables and (ii) 490,000 shares of New Anchor common stock and 1,876,000 shares of New Anchor 10% preferred stock (collectively, the "Shares") (the terms of such 10% preferred stock being set forth on Appendix C) which Consumers shall cause New Anchor to issue and deliver to Seller. Seller and Consumers each hereby acknowledge and agree that OI has and shall have no liability or obligation with respect to the Shares. The Purchase Price shall be subject to adjustment as provided in Section 2.09, and shall be paid as provided in Section 2.07. On the Closing Date, Buyers shall pay to Seller as provided in
Section 2.07 an aggregate amount in cash (the "Estimated Purchase Price") equal to (i) $333.6 million (in the proportion specified in the first sentence of this Section 2.06(a)) plus (ii) the June 30 Trade Payables minus (iii) the Estimated Post-Filing Trade Payables plus or minus (iv) the amount set forth in Section 2.06(b) below as the adjustment to the Estimated Purchase Price, and Consumers shall cause New Anchor to issue and deliver to Seller certificates representing the Shares. If the June 30 Trade Payables exceed the Estimated Post-Filing Trade Payables, the amount of such excess shall be paid by the Buyers in such proportion as they may jointly specify to Seller; provided that if Buyers fail to so specify, Buyers shall be jointly liable for the payment of the full amount of such excess.

                  (b) Not less than three business days prior to the Closing Date, Seller shall deliver to Buyers a certificate, signed by the chief financial officer of Seller, setting forth Seller's good faith estimate of trade payables incurred subsequent to filing of the Petition and estimated to be in existence on the Closing Date (the "Estimated Post-Filing Trade Payables"), together with reasonable information supporting such estimate. Not less than three business days prior to the Closing Date, Seller shall deliver to Buyers a certificate signed by the Chief Financial Officer of Seller, setting forth Seller's good faith estimate of Final Net Assets of Seller using Seller's December 31, 1996 Balance Sheet ("Estimated Final Net Assets"). If June 30 Net Assets exceed Estimated Final Net Assets, the amount otherwise payable to Seller by Buyers at the Closing shall be reduced (to be allocated between them in accordance with their joint instructions), as an adjustment to the Estimated Purchase Price, the amount of such excess. If Estimated Final Net Assets exceed June 30 Net Assets, the applicable Buyer or Buyers (in such proportion as Buyers shall jointly specify to Seller; provided that if Buyers fail to so specify, Buyers shall be jointly liable for the full amount of such excess) shall pay to Seller, as an adjustment to the Estimated Purchase Price, the amount of such excess.

                  (c) As soon as practicable after the Closing, Buyers shall deliver to Seller a statement (the "Allocation Statement"), setting forth the value of the Purchased Assets, which shall be used for the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets; provided that prior to the Closing Date, if required as the result of transfer or similar taxes, Buyers and Seller shall agree as to the allocation for Fee Properties.

                  (d) Seller shall have a period of 45 days after the delivery of the Allocation Statement to present in writing to Buyers notice of any objections Seller may have to the allocation set forth in the Allocation Statement. Unless Seller timely objects, the Allocation Statement shall be binding on the parties without further adjustment,

                  (e) If Seller shall raise any objections within the 45 day period, Buyers and Seller shall negotiate in good faith and use their best efforts to resolve such dispute. If the parties fail to agree within 15 days after the delivery of the notice, then the disputed items shall be resolved by Price Waterhouse LLP, or if such firm declines to act in such capacity, by such other firm of independent nationally recognized accountants chosen and mutually accepted by the parties (the "Accounting Referee"). The Accounting Referee shall resolve the dispute within 30 days of having the items referred to it. The costs, fees and expenses of the Accounting Referee shall be borne equally by Seller on the one hand and Buyers on the other.

                  (f) Any adjustment made with respect to the Purchase Price pursuant to Section 2.09 of this Agreement shall be allocated in accordance with the determination mutually agreed by Seller and Buyers. In the event that an agreement is not reached within 15 days after the determination of Final Net Assets pursuant to Section 2.09(a), the disputed item(s) shall be resolved pursuant to Section 2.06(e) hereof.

                  (g) Seller and Buyers each agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement (including any adjustment made pursuant to Section 2.06(f) hereof), and agree to act in accordance with such Allocation Statement in the filing of all tax returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.

                  (h) Not later than 10 days prior to the filing of their respective Form 8594 relating to this transaction, each party shall deliver to the other parties a copy of its Form 8594.

                  2.07.  CLOSING.  Subject to the terms and
conditions of this Agreement, the sales and purchases of the Purchased
Assets and the assumptions of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") to be held at the offices of Stroock & Stroock & Lavan, Seven Hanover Square, New York, New York 10004 at 9:00 A.M., New York City time, on the later to occur of (i) the date on which the conditions to Closing set forth in Article 10 shall have been satisfied or waived and (ii) the first business day following the day that is ten days after the entry of the Sale Order, or at such other time or place as Buyers and Seller may agree. At the Closing,

                  (a) Each Buyer shall deliver to Seller certified or official bank checks payable to the order of Seller in an amount as to which Buyers shall jointly notify Seller, which amounts together shall equal the Estimated Purchase Price, or shall wire transfer such amounts to an account designated in writing by Seller to Buyers not less than two days prior to the Closing Date. Consumers shall cause New Anchor to deliver to Seller certificates representing the Shares, which certificates will be dated the Closing Date and will be issued and registered in the name of the Seller, or in the name of such designees of Seller as Seller so directs in a writing delivered to Consumers not less than two days prior to the Closing Date.

                  (b) Seller and each Buyer shall enter into an assignment and assumption agreement (OI's obligations being limited to the OI Assumed Obligations) and Seller shall deliver to the applicable Buyer (or permitted assignees as Buyers shall jointly instruct Seller) such special warranty deeds (or local equivalents), bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the applicable Buyer all right, title and interest in, to and under the Purchased Assets being acquired by such Buyer.


                  2.08. CLOSING BALANCE SHEET. (a) As promptly as practicable, but no later than 90 days, after the Closing Date, Buyers will cause to be prepared and delivered to Seller (a) the Closing Balance Sheet and (b) the Final Post- Filing Trade Payables, together with an unqualified report of Arthur Andersen L.L.P. thereon, and a certificate based on such Closing Balance Sheet setting forth Buyers' calculation of Closing Net Assets and Final Post-Filing Trade Payables. The Closing Balance Sheet shall include the Purchased Assets and Assumed Liabilities as at the close of business on the Closing Date presented fairly in accordance with generally accepted accounting principles through the application of the accounting methods and such other procedures applied in the preparation of the Reference Balance Sheet and without giving effect to any writedown of non-current assets to reflect the sale of the Purchased Assets pursuant to this Agreement otherwise required by generally accepted accounting principles. Notwithstanding anything to the contrary contained herein, if the Closing Date shall occur on or after January 10, 1997, the Closing Balance Sheet with respect to the calculation of Closing Net Assets and Final Net Assets only shall include the Purchased Assets and Assumed Liabilities as at the close of business on January 10, 1997, but in all other respects shall be prepared on the basis set forth above. In preparing the Closing and Reference Balance Sheets, consistent account definitions, analytical procedures, and valuation methods should be applied in determining the account balances. Except as provided below for accruals for pension and other post-retirement benefit obligations, if, in connection with the preparation of the Closing Balance Sheet or the calculation of Closing Net Assets, any errors are discovered that affect the value of the Purchased Assets or the Assumed Liabilities set forth on the Reference Balance Sheet, the Reference Balance Sheet shall be adjusted to correct for the effect of such errors. With regard to accruals for pension and other post-retirement benefit obligations, if an error is discovered in the Reference Balance Sheet that remains applicable at the Closing Balance Sheet date, then the Closing Balance Sheet only, not the Reference Balance Sheet, shall be adjusted to correct for the effect of such errors. For purposes of this Section 2.08, in determining whether any corrections are to be made as a result of errors or inconsistencies, corrections will not be made unless an individual item exceeds $50,000 and the aggregate net amount of all such items exceeds $500,000. In preparing the Reference Balance Sheet certain "excess" reserves were applied and reallocated to cover reserve requirements for other accounts. Attached as part of Exhibit A is the final June 30, 1996 reserve allocation of Seller. In the preparation of the Closing Balance Sheet, the reallocation of such "excess" reserves shall be applied consistent with Exhibit A. Exhibit A sets forth the Reference Balance Sheet including explanatory notes as to the use of the Reference Balance Sheet in the determination of Purchased Assets and Assumed Liabilities, and in determining a purchase price adjustment (if any), pursuant to the provisions of this Agreement.

         (b) If Seller disagrees with Buyers' calculation of Closing Net Assets or Final Post-Filing Trade Payables delivered pursuant to Section 2.08(a), Seller may, within 45 days after delivery of the documents referred to in
Section 2.08(a), deliver a notice to Buyers disagreeing with such calculations and setting forth Seller's calculations of such amounts. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees and the basis for such disagreement, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and Final Post-Filing Trade Payables and the calculation of Closing Net Assets and Final Post-Filing Trade Payables delivered pursuant to Section 2.08(a).

         (c) If a notice of disagreement shall be duly delivered pursuant to
Section 2.08(b), Buyers and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts of Closing Net Assets and Final Post-Filing Trade Payables, which amounts shall not be less than the amounts thereof shown in Buyers' calculations delivered pursuant to
Section 2.08(a) nor more than the amounts thereof shown in Seller's calculations delivered pursuant to Section 2.09(b). If during such period, Buyers and Seller are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Assets and Final Post-Filing Trade Payables. In making such calculations, the Accounting Referee shall consider only those items or amounts as to which Seller has disagreed. The Accounting Referee shall deliver to Seller and Buyers, as promptly as practicable, a report setting forth such calculations. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by Buyers if the difference between Final Net Assets and Closing Net Assets as set forth in Buyers' calculation of Closing Net Assets delivered pursuant to Section 2.08(a) is greater than the difference between Final Net Assets and Closing Net Assets as set forth in Seller's calculation of Closing Net Assets delivered pursuant to Section 2.08(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise one-half by Seller and one-half by Buyers.

         (d) Buyers and Seller agree that they will, and agree to cause their respective independent accountants and actuaries to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Assets and Final Post-Filing Trade Payables and in the conduct of the audits and reviews referred to in this Section 2.08, including without limitation, the making available to the extent necessary of books, records, work papers and personnel.


         2.09. ADJUSTMENT OF PURCHASE PRICE. (a) If Estimated Final Net Assets exceed Final Net Assets, Seller shall pay to Buyers (to be allocated between them in accordance with their joint instructions), as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(c), the amount of such excess. If Final Net Assets exceed Estimated Final Net Assets, the applicable Buyer or Buyers (in such proportion as Buyers shall jointly specify to Seller; provided that if Buyers fail to so specify, Buyers shall be jointly liable for the payment of the full amount of such excess) shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(c), the amount of such excess.

         (b) If Final Post-Filing Trade Payables exceeds Estimated Post-Filing Trade Payables, Seller shall pay to Buyers (to be allocated between them in accordance with their joint instructions), as an adjustment to the Purchase Price, in the manner and with the interest as provided in Section 2.09(c), the amount of such excess. If Estimated Post-Filing Trade Payables exceeds Final Post-Filing Trade Payables, the applicable Buyer or Buyers (in such proportion as Buyers shall jointly specify to Seller; provided that if Buyers fail to so specify, Buyers shall be jointly liable for the payment of the full amount of such excess) shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.09(c), the amount of such excess.

         (c) METHOD OF PAYMENT. Any payments pursuant to Sections 2.09(a) or (b) shall be added together or netted against each other, as appropriate, and shall be made at a mutually convenient time and place within 10 days after the same have been determined. Any payments pursuant to this Section 2.09 shall be made by delivery by the applicable Buyer or Buyers, or Seller, as the case may be, of certified or official bank checks payable to the appropriate party or by wire transfer of such funds to an account designated by such party or by causing such payment to be credited to such account of such other parties as may be designated by such party. The amount of any payment to be made pursuant to this
Section 2.09 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Citibank, N.A. in New York City as its prime rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.


                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyers as follows:

         3.01. AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Subject to approval by the Bankruptcy Court, (a) all corporate and stockholder acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken and (b) this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.02. NO CONFLICTS; CONSENTS. (a) Except as set forth in Schedule 3.02(a), the execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or loss of a benefit relating to the Business under, or result in the creation of any Lien (other than Permitted Liens) upon any of the Purchased Assets under, any provision of (i) the Certificate of Incorporation or By-laws of Seller or any of its subsidiaries, (ii) assuming the obtaining of all required consents, any agreement or obligation to which Seller or any of its subsidiaries is a party or by which any of the Purchased Assets are bound or (iii) any applicable judgment, injunction, order or decree, or statute, law, ordinance, rule or regulation, in each case other than such as, individually or in the aggregate, would not have a Material Adverse Effect.

         (b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable,
(ii) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) compliance with and filings and notifications under applicable Environmental Laws, (iv) compliance with any notices, motions, orders or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder, (v) those set forth on Schedule 3.02(a) and (vi) those that may be required solely by reason of Buyers' participation in the transactions contemplated hereby.


         3.03.  SUFFICIENCY OF AND TITLE TO THE PURCHASED ASSETS.
(a) The Purchased Assets constitute, and on the Closing Date will constitute, all of the assets or property used or held for use primarily in the Business, except for the Excluded Assets.

         (b) Upon consummation of the transactions contemplated hereby, Buyers will have acquired good and marketable title (which in the case of Fee Properties are insurable at regular rates by a reputable title company) in and to, or a valid leasehold interest in, each of the Purchased Assets to be acquired by each of them, respectively, free and clear of all Liens, except for Permitted Liens.

         3.04. ORGANIZATION AND STANDING; BOOKS AND RECORDS. All subsidiaries of Seller and their respective jurisdictions of incorporation are set forth on
Schedule 3.04(a). Each of Seller's subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Except as set forth on Schedule 3.04(b), each of Seller and its subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and to carry on its business as presently conducted, other than such the lack of which would not, individually or in the aggregate, have a Material Adverse Effect. Each of Seller and its subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         Seller has prior to the execution of this Agreement delivered to Buyers true and complete copies of the Certificate of Incorporation and By-laws, each as amended to date and as currently in effect, of Seller and each of its subsidiaries. The minute books of Seller and each of its subsidiaries (which have been made available for inspection by Buyers prior to the date hereof) are true and complete in all material respects.

         3.05. SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (a) Seller (and any entity to which it is a successor issuer for purposes of Rule 12g-3 under the Exchange Act, each such entity being a "Predecessor Entity") has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since June 30, 1993 (the "SEC Documents"). Seller has delivered to Buyers (i) Seller's annual reports on Form 10-K for its fiscal years ended December 31, 1995, 1994 and 1993, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 1996 and June 30, 1996, and (iii) all of the other SEC Documents filed since December 31, 1995. The audited consolidated balance sheets of Seller and its subsidiaries (including the notes thereto) set forth in the most recent SEC Document of Seller filed prior to the date hereof on Form 10-K, as updated or modified by the consolidated balance sheet and the notes thereto set forth in the June 30, 1996 Form 10-Q filed subsequently thereto, shall be hereinafter referred to as the "Actual Balance Sheet." As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Seller and each Predecessor Entity included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Seller and its subsidiaries and of each Predecessor Entity and its subsidiaries, as the case may be, as of the dates thereof and the consolidated results of operations and statements of cash flows of Seller and its subsidiaries and of each Predecessor Entity and its subsidiaries, as the case may be, for the periods then ended (subject, in the case of any unaudited statements, to the absence of footnotes and to normal year-end audit adjustments).

         (b) There are no material liabilities or obligations relating to the Purchased Assets or the Business of any nature (whether accrued, absolute, contingent or unasserted), except (1) as disclosed, reflected or fully reserved against in the Actual Balance Sheet, (2) for items set forth in Schedule 3.05 and (3) for other liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date which, individually or in the aggregate, are not material to the Purchased Assets and the Business taken as a whole.

         3.06.  CONTRACTS.  Except as set forth in Schedule
3.06(a), with respect to the Business neither the Seller nor any of its subsidiaries is a party to or bound by:

                  (a) (i) any lease of real property ("Real Property Leases") under which Seller or any subsidiary of Seller uses or occupies or has the right to use or occupy, now or in the future, any real property, in each case providing for annual rentals of more than $90,000 per annum or $1,000,000 in the aggregate or (ii) any lease of personal property under which Seller or any subsidiary of Seller uses or has the right to use, now or in the future, any personal property, in each case providing for annual rentals of more than $50,000 per annum or $100,000 in the aggregate;

                  (b) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (i) annual payments by Seller and its subsidiaries of $500,000 or more or
         (ii) aggregate payments by Seller and its subsidiaries of $500,000 or more, or any agreement for the purchase of real property;

                  (c) any sales, distribution or other similar agreement providing for the sale by Seller or any of its subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (i) annual payments to Seller and its subsidiaries of $5,000,000 or more or (ii) aggregate payments to Seller and its subsidiaries of $10,000,000 or more, or any agreement for the sale of real property or granting to a third party an option to purchase or lease, or a right of first refusal to purchase or lease, any real property of Seller or any of its subsidiaries;

                  (d) any partnership, joint venture or other similar agreement or arrangement;

                  (e) any agreement relating to the acquisition or disposition of any business that provides for aggregate payments by or to Seller or any of its subsidiaries of $10,000,000 or more (whether by merger, sale of stock, sale of assets or otherwise);

                  (f) any option, license, franchise or similar agreement that provides for either (i) annual payments by Seller and its subsidiaries of $100,000 or more or (ii) aggregate payments by Seller and its subsidiaries of $200,000 or more;

                  (g) any agency, dealer, sales representative, marketing, distribution or other similar agreement that provides for either (i) annual payments by Seller and its subsidiaries of $500,000 or more or
         (ii) aggregate payments by Seller and its subsidiaries of $1,000,000 or more;

                  (h) any agreement that limits the freedom of Seller or any of its subsidiaries to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or which would so limit the freedom of Buyers after the Closing Date;

                  (i) any agreement with or for the benefit of (i) any stockholder, officer or director of Seller or any of its subsidiaries,
         (ii) Vitro, S.A. or any of its subsidiaries ("Vitro") or (iii) any employee of Seller or any of its subsidiaries (other than Seller and its subsidiaries), other than, (x) in each case, agreements set forth on Schedule 3.13(b), and (y) with respect to clause (iii) compensatory arrangements with employees in general and agreements entered into in the ordinary course of Business; or

                  (j) any other agreement or commitment not made in the ordinary course of business that is material to the Business taken as a whole.

Except as set forth in Schedule 3.06(b), all such agreements listed in such Schedule (collectively, the "Contracts") are valid and binding agreements of Seller or one of its subsidiaries and are in full force and effect in all material respects. Except as set forth in Schedule 3.06(c), each of Seller and its subsidiaries has performed all material obligations required to be performed by it to date under the Contracts and it is not in breach or default in any material respect thereunder; to the knowledge of Seller, no condition exists that with notice or lapse of time or both would constitute a material default thereunder; and, to the knowledge of Seller, no other party to any of the Contracts is in material breach or default thereunder. Seller has delivered or made available true and complete copies of each of the Contracts (including all modifications, amendments and supplements) to Consumers and to OI, those specific Contracts requested by OI, prior to the date hereof.

         3.07. ABSENCE OF CHANGES OR EVENTS. Except as set forth in Schedule 3.07(a), since the Balance Sheet Date, the Business has been conducted in the ordinary course substantially consistent with past practices; provided that since the filing of the Petition, Seller has been required to subject certain transactions to Bankruptcy Court approval, has been precluded from paying pre-petition liabilities except as otherwise authorized by the Bankruptcy Court, has been granted authority to incur new and replacement liens in favor of its debtor-in- possession lenders and certain other secured creditors, and has been subject to set-off, recoupment and reclamation claims by creditors, and to the alteration of normal trade credit terms by many suppliers. As a result of the Petition, Seller is in default in many of its obligations to creditors, which creditors are stayed from proceeding on their claims. In addition, prior to and after the filing of the Petition, Seller experienced liquidity constraints which caused it to alter certain normal business practices as set forth on Schedule 3.07(a). The existence of the constraints described herein are acknowledged by Buyers. Except as set forth above, there has not been:

                  (a) any material adverse change in the condition of the plant, property and equipment that constitutes part of the Purchased Assets;

                  (b) any creation or assumption by Seller or any of its subsidiaries of any Lien (other than Permitted Liens) on any Purchased Asset other than in the ordinary course of business consistent with past practices;

                  (c) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries of Seller;

                  (d) any damage, destruction or other casualty loss (whether or not covered by insurance) or condemnation or other governmental taking or sale in lieu thereof affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (it being understood for purposes of this clause (d) that a material adverse change in the operations of any operating manufacturing plant shall constitute a Material Adverse Effect);

                  (e) any transaction or commitment made, or any contract or agreement entered into, by Seller or any of its subsidiaries relating to the Business or any Purchased Asset (including the acquisition or disposition of any such assets) or any relinquishment by Seller or any of its subsidiaries of any contract or other right, in any such case, that is material to the Business, taken as a whole;

                  (f) any change in any method of accounting or accounting practice (including consistent application) by Seller or any of its subsidiaries with respect to the Business;

                  (g) any (i) individual employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of Seller or any of its subsidiaries (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of Seller or any of its subsidiaries, or (iii) change in compensation or other benefits payable to any director, officer or employee of Seller or any of its subsidiaries pursuant to any severance or retirement plans or policies thereof, except in the case of clauses (ii) and
         (iii), such grants or changes as may have been on a Seller-wide or subsidiary-wide basis pursuant to a written Seller or subsidiary policy concurrently in effect, or in the ordinary course of business consistent with past practices;

                  (h) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

                  (i) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of that set forth on the budget used in connection with Seller's debtor-in-possession financing previously furnished by Seller to Buyers.

                  3.08. LITIGATION. Except as set forth on Schedule 3.08(a) or in the most recent SEC Document of Seller filed prior to the date hereof on Form 10-K, there are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Seller or any of its subsidiaries or any Purchased Asset which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or which would restrain, prohibit, alter or materially delay the transactions contemplated by this Agreement or (ii) actions, suits, investigations or proceedings pending against, or to the knowledge of Seller, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any Governmental Entity which, if determined or resolved adversely in accordance with the plaintiff's demands, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or which in any manner challenge or seek to restrain, prohibit, alter or materially delay the transactions contemplated by this Agreement. The provisions of this Section do not apply to Environmental Laws, which are covered elsewhere in this Agreement.

                  3.09. COMPLIANCE WITH LAWS AND COURT ORDERS. Except as set forth on Schedule 3.09(a), neither Seller nor any of its subsidiaries is in violation of, and has not since January 1, 1994 violated, any law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets or the conduct of the Business in any respect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. The provisions of this Section do not apply to Environmental Laws, which are covered elsewhere in this Agreement.

                  3.10. EMPLOYEES. Schedule 3.10(a) sets forth a true and complete list as of a recent date of the names, titles and annual salaries and cash bonuses of all officers of Seller and its subsidiaries and all other employees of the Business whose annual base salary exceeds $100,000. Except as set forth in Schedule 3.10(b), to the actual knowledge of the executive officers of Seller none of such employees has indicated to Seller or its subsidiaries that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

                  3.11. PROPERTIES. (a) (1) As of the date hereof, Seller and its subsidiaries have (i) good and valid title to all material tangible Purchased Assets (other than the Real Properties which are covered below) reflected on the Actual Balance Sheet or acquired after the Balance Sheet Date (except for property sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices), (ii) good and valid fee simple title (which is insurable at regular rates by a reputable title company) to the Fee Properties, and (iii) valid leasehold interests in the Leased Properties, in the case of each of clauses (i) through (iii) above, free and clear of all Liens, except for the following:

                  (v) Liens in favor of Seller Defined Benefit Plans for failure to make required contributions to Seller Defined Benefit Plans which arose by operation of law on September 16, 1996;

                  (w) Those matters relating to each Fee Property and Leased Property set forth on Schedule 3.11(a);

                  (x) Liens disclosed on the Actual Balance Sheet or the notes thereto;

                  (y) Liens for taxes not yet due or being contested in good faith or which, though due, may be paid without interest or penalty, in each case for which adequate accruals or reserves have been established on the Reference Balance Sheet; or

                  (z) In the case of the Real Properties, Liens that do not secure any monetary obligations and that do not materially (individually or in the aggregate with all other matters) detract from the value of the property to which they relate as now used or adversely affect the continued use of the property to which they relate in the conduct of the business of Seller or its subsidiaries currently conducted thereat, or in the case of personal property, Liens that do not secure any monetary obligations and that do not materially (individually or in the aggregate with all other matters) detract from the value of the property to which they relate, as now used or adversely affect the continued use of such assets in the conduct of the business of Seller or its subsidiaries as currently utilized.

                  (2) As of the Closing Date, Seller and its subsidiaries shall have (I) good and valid title to all material tangible Purchased Assets (other than Real Properties which are covered below) reflected on the Reference Balance Sheet or acquired after the Balance Sheet Date (except for property sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practices), (II) good and valid fee simple title (which is insurable at regular rates by a reputable title company) to the Fee Properties and (III) valid leasehold interests in the Leased Properties, in the case of each of clauses (I) through (III) above, free and clear of all Liens, except for the following (collectively, "Permitted Liens"):

                  (A) Liens set forth on Schedule 3.11(a) that are in effect as of the Closing Date and affect the property to which they relate, do not secure any monetary obligation and do not, individually or in the aggregate with all other matters, materially detract from the value of the property to which they relate as now used or materially adversely affect the continued use of the property to which they relate in the conduct of the business of Seller or its subsidiaries currently conducted thereat;

                  (B) Liens disclosed on the Reference Balance Sheet and in effect as of the Closing Date; or

                  (C) Liens referred to in paragraphs (v), (y) and (z) of
         Section 3.11(a)(1) and in effect as of the Closing Date.

Without limiting the foregoing, the items on Schedule 3.11(a) marked "not a Permitted Lien" shall not be Permitted Liens for purposes of this Agreement.

                  (b) Schedule 3.11(b) identifies all of the real properties owned (the "Fee Properties") or leased (the "Leased Properties") by Seller and its subsidiaries (the Fee Properties and the Leased Properties being collectively referred to as the "Real Properties").

                  (c) Except as set forth on Schedule 3.11(c), to the knowledge of Seller, the buildings and structures constituting part of the Fee Properties and the Leased Property covered by the Headquarters Lease (the "Headquarters Property") and related equipment, are in good operating condition and repair and have been reasonably maintained in a manner consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted and damage by fire and other casualty covered by insurance excepted), are structurally sound.

                  (d) Except as set forth on Schedule 3.11(d), the buildings and structures constituting part of each of the Fee Properties and the Headquarters Property currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from such property and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is reasonably necessary for the current use of such properties.

                  (e) The installation and construction of the buildings and structures located on the Fee Properties and the Headquarters Property have been completed in material compliance with all laws, rules, regulations, judgments, orders, permits, licenses and other requirements of and agreements with all Governmental Entities applicable to such properties; and all building permits, certificates of occupancy, licenses and other authorizations required for current uses of such properties have been obtained, other than those the failure of which to obtain would not materially adversely affect the continued use of the relevant property as now used, and true and complete copies thereof (to the extent in Seller's or any of its subsidiaries' possession) have been provided to Buyers. The provisions of this Section do not apply to the requirements under Environmental Laws, which are covered elsewhere in this Agreement.

                  (f) Except as set forth in Schedule 3.02(a) or Schedule 3.11(f), (i) each Real Property Lease is in full force and effect and has not been amended, modified or supplemented, (ii) all rent and other sums and charges payable under each Real Property Lease are current, (iii) no notice of a material default on the part of the tenant or termination notice has been served under any Real Property Lease which remains outstanding, (iv) other than as may exist as of the date hereof (but not as of the Closing Date) by reason of filing of the Petition, no uncured material default or termination event exists (and no condition exists which with the giving of notice or the passage of time or both would constitute a material default or termination event) under any Real Property Lease and (v) the consummation of the transactions provided for herein will not constitute a material default under any Real Property Lease or grounds for the termination thereof.

                  (g) There is no underlying Lien affecting the Seller's Headquarters Lease (other than arising under the Citicorp Loan) which is superior to the interest of the tenant under such lease.

                  (h) There are no encroachments or other facts or conditions affecting any of the Fee Properties or the Headquarters Property that would be revealed by an accurate survey or inspection thereof which would, individually or in the aggregate, materially detract from the value of such property as now used or materially adversely affect the continued use of such property in the conduct of the business of the Seller or its subsidiaries as currently utilized. None of the material buildings and structures on the Fee Properties or the Headquarters Property materially encroaches upon real property of another person or upon the area of any easement (other than encroachments on utility easements to the extent such encroachments would not, individually or in the aggregate, materially detract from the value of such property as now used or materially adversely affect the continued use of such property in the conduct of the business of Seller and its subsidiaries as currently utilized) affecting the Fee Properties or Headquarters Property.

                  3.12. ENVIRONMENTAL MATTERS. (a) For purposes of this Section, the following terms shall have the meanings set forth below:

                  (i) "Environmental Laws" means any applicable federal, state, local and foreign law, treaty, regulation, rule, judicial decision, judgment, order, decree, injunction, permit or agreement as in effect on the date hereof relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials;

                  (ii) "Hazardous Substances" means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, chemical or material regulated under Environmental Laws; and

                  (iii) For purposes of this Section 3.12, "Seller" and "subsidiary" shall include any entity which is, in whole or in part, a predecessor of Seller or any subsidiary of Seller.


                  (b) Except as disclosed on Schedule 3.12, to the actual knowledge (without any independent investigation) of any of Seller's executive officers, plant managers, corporate environmental personnel or plant personnel with supervisory responsibility for environmental matters (if any):

                  (i) except for matters that have been resolved with no obligation, whether monetary or otherwise, remaining on the part of the Seller or any of its subsidiaries, no notice, notification, demand, request for information, citation, summons or order has been issued, and no complaint has been filed, no penalty has been assessed, no investigation, action, claim, suit, proceeding or review is pending or threatened by any Governmental Entity or other person with respect to any matters relating to Seller or any subsidiary of Seller and relating to or arising out of any Environmental Law;

                  (ii) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, leased or operated by Seller or any subsidiary of Seller except in accordance with Environmental Laws;

                  (iii) there are no liabilities of Seller or any subsidiary of Seller of or relating to the Purchased Assets or the Business arising under or relating to any Environmental Law;

                  (iv) no property now or previously owned, leased or operated by Seller or any subsidiary of Seller nor any property to which Seller or any subsidiary of Seller has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup (excluding any state lists of leaking underground storage tanks); and

                  (v) Seller and its subsidiaries are in compliance with all Environmental Laws and have obtained all permits, licenses and authorizations of Governmental Entities relating to or required by Environmental Laws and necessary or proper for the business of Seller or any subsidiary of Seller as currently conducted.

                  (c) There has been no written environmental assessment, investigation, study or audit conducted which Seller has in its possession in relation to the current or prior business of Seller or any subsidiary of Seller or any property or facility now or previously owned, leased or operated by Seller or any subsidiary of Seller which has not been made available to Buyers.

                  3.13.  EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Section, the following terms shall have the meanings set forth below:

                  "Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its subsidiaries or ERISA Affiliate and (iii) covers any employee or former employee of Seller or any of its subsidiaries by virtue of the individual's employment with Seller or any of its subsidiaries.

                  "Employee Plan" means any material "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by Seller or any of its subsidiaries or ERISA Affiliate and (iii) covers any employee or former employee of Seller or any of its subsidiaries by virtue of the individual's employment with Seller or any of its subsidiaries.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under
         Section 414 of the Code.

                 "Multiemployer Plan" means any plan that is a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

                  (b) Schedule 3.13(b) lists each Employee Plan. Prior to the execution of this Agreement, Seller has delivered or made available to Buyers complete and accurate copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including any summary plan description and summary of material modifications) together with (i) the most recent annual report prepared in connection with any Employee Plan (Form 5500 including, if applicable, Schedule B thereto) and (ii) if applicable, the most recent actuarial valuation report prepared in connection with any Employee Plan. Seller has provided or made available to Buyers complete actuarial data (including age, salary, service and related data) for employees of Seller and its subsidiaries as of the most recent practicable date.

                  (c) Except as set forth on Schedule 3.13(c), neither Seller nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Closing, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that is likely to become, after the Closing Date, an obligation of either Buyer or any of their ERISA Affiliates. Except as disclosed in Schedule 3.13(c), no condition exists that is likely to constitute grounds for termination by the PBGC of any Employee Plan subject to Title IV of ERISA that is maintained solely by Seller or any of its ERISA Affiliates. Except as set forth on Schedule 3.13(c), no "reportable event", within the meaning of Section 4043(c)(5), (6) or
         (10) of ERISA, has occurred in connection with any Employee Plan subject to Title IV of ERISA.

                  (d) Except as disclosed in Schedule 3.13(d), none of the Employee Plans is a Multiemployer Plan. To Seller's knowledge, no Employee Plan which is a Multiemployer Plan is or is reasonably expected to become "insolvent" or in "reorganization," as such terms are defined for purposes of Title IV of ERISA. Between the date of this Agreement and the Closing Date, Seller will use reasonable efforts to determine the aggregate amount of withdrawal liability which would be incurred if Seller were to incur a complete withdrawal from any of the scheduled Multiemployer Plans on or before the Closing Date.

                  (e) Except as disclosed in Schedule 3.13(e), each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and, to Seller's knowledge, no event has occurred since the date of such determination letter to adversely affect the qualified status of such Plan. Prior to the execution of this Agreement, Seller has furnished or made available to Buyers the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan for which such a letter has been received. Except as set forth on Schedule 3.13(e), each Employee Plan (other than a Multiemployer Plan) has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where failure to so maintain would not be reasonably likely to have a Material Adverse Effect.

                  (f) Schedule 3.13(f) lists each Benefit Arrangement. Prior to the execution of this Agreement, Seller has furnished or made available to Buyers copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations other than where the failure to so maintain would not have a Material Adverse Effect.

                  (g) Except as disclosed by Seller in writing to Buyers prior to the date hereof or as set forth on Schedule 3.13(g), there has been no amendment to, written interpretation of or announcement (whether written or not written) by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Plan or Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year. Except as set forth in Schedule 3.13(g), neither Seller nor any Affiliate or employee of Seller has taken any action or made any statement that could preclude or interfere with the right of Seller or its successor to reduce or eliminate any post-retirement welfare benefits provided under any Employee Plan or Benefit Arrangement.

                  (h) The accumulated post-retirement benefit obligations as of June 30, 1996, in accordance with the principles of Financial Accounting Standard No. 106, is fairly presented in the Reference Balance Sheet, subject to the adjustments and assumptions set forth on Exhibit A.

                  (i) Except as disclosed in Schedule 3.13(i), no legal action, suit or claim is pending or, to the knowledge of Seller, threatened, with respect to any Employee Plan or Benefit Arrangement (other than claims for benefits in the ordinary course). Except as disclosed in
         Schedule 3.13(i), no employee of Seller or any of its subsidiaries will become entitled to any retirement, severance or other benefit solely as a result of the transactions contemplated hereby.

                  (j) The obligation for unfunded pension obligations as of June 30, 1996, calculated in accordance with the principles of Financial Accounting Standard No. 87, under all defined benefit plans maintained by Seller is fairly presented on the Reference Balance Sheet, subject to the adjustments and assumptions set forth on Exhibit A.

                  (k) Except as set forth in Schedule 3.13 (k), (i) neither Seller nor any subsidiary of Seller is a party to any collective bargaining agreement or other material labor union contract applicable to any employee thereof; (ii) there are no material grievances outstanding against Seller or any of its subsidiaries under any such agreement or contract; (iii) there are no unfair labor practice charges or complaints pending against Seller or any of its subsidiaries before the National Labor Relations Board or any similar state agency; and
         (iv) there are no strikes, slowdowns, work stoppages, lockouts, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to Seller's knowledge, threats thereof, by or with respect to any employees of Seller or any of its subsidiaries which are reasonably likely to have a Material Adverse Effect.

                  (l) Except as set forth in Schedule 3.13(l), neither Seller nor any of its subsidiaries employs any person outside the United States, and no Employee Plan or Benefit Arrangement is maintained principally for employees of Seller or its subsidiaries outside the United States.

                  (m) The Purchased Assets include sufficient equipment, books, records (including personnel and employment records), computer software programs and data, rights under contracts and other assets necessary to administer the Benefit Arrangements and Employee Plan without interruption on and after the Closing Date.

                  (n) Seller has provided Buyers with a list of each insurance policy of Seller or its subsidiaries maintained under or in connection with any Benefit Arrangement or Employee Plan.


                  3.14. LICENSES AND PERMITS. Schedule 3.14(a) correctly describes each material license, franchise, permit or other similar authorization affecting, or relating to, the Purchased Assets or Business and issued by a Governmental Entity (collectively, the "Permits"), together with the name of the Governmental Entity issuing such Permit. Except as set forth on
Schedule 3.14(b) and except for matters which would not be reasonably likely to have a Material Adverse Effect, such Permits are valid and in full force and effect and neither Seller nor any subsidiary of Seller is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permit. In general, the Permits are not transferable by Seller and all or substantially all of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. The provisions of this Section do not apply to the requirements under Environmental Laws, which are covered elsewhere in this Agreement.

                  3.15. INSURANCE COVERAGE. All material tangible Purchased Assets and risks of Seller are covered by currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar to the Business. Seller has furnished or made available to Buyers true and complete copies of all insurance policies and fidelity bonds relating to the Purchased Assets, the operation of the Business and the employees, officers and directors of Seller or its subsidiaries. Except as set forth on Schedule 3.15, to the knowledge of Seller, there is no material claim by Seller or any subsidiary of Seller pending under any of such policies or bonds relating to the Purchased Assets, the operation of the Business or the employees, officers or directors of Seller and its subsidiaries.

                  3.16. INTELLECTUAL PROPERTY. (a) Schedule 3.16(a) contains a list of all trademarks, service marks, trade names, service names, inventions, patents, trade secrets, know-how, copyright (including any registration or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by Seller or any of its Affiliates and used or held for use primarily in the Business (collectively, the "Intellectual Property Rights"). Schedule 3.06(a) lists all licenses, sublicenses and other agreements to which Seller or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Rights.

                  (b) (i) Except as set forth on Schedule 3.16(b), neither Seller nor any of its subsidiaries has been named as a defendant in any pending action, suit, investigation or proceeding relating to, or otherwise has been notified in writing of, any alleged claim of material infringement of any patents, trademarks, trade names, service marks, service names, or copyrights of any third party and (ii) Seller has no knowledge of any continuing material infringement by any other person of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Seller or any of its subsidiaries or restricting the licensing thereof by Seller or any of its subsidiaries to any Person.

                  3.17. CUSTOMERS. Listed on Schedule 3.17 are the names of each customer of Seller or any subsidiary of Seller that ordered products, goods or services from Seller or a subsidiary of Seller (the "Seller Products and Services") with an aggregate value of $5,000,000 or more during the twelve-month period ended July 31, 1996. Except as set forth on Schedule 3.17, as of the date hereof to the actual knowledge of the executive officers of the Seller, Seller has not received any notice from any such customer that it has (i) ceased or is planning to cease using the Seller Products and Services or (ii) within the past 30 days substantially reduced, or will substantially reduce, the amount of the Seller Products and Services to be purchased in the future.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

                  Consumers represents and warrants to Seller as follows in Sections 4.01 through 4.05, inclusive:

                  4.01. AUTHORITY-CONSUMERS. Consumers is a corporation duly organized, validly existing and in good standing under the federal laws of Canada and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Consumers has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by Consumers. All corporate and stockholder (or equivalent) acts and other proceedings required to be taken by Consumers to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby to be consummated by Consumers have been duly and properly taken. This Agreement has been duly executed and delivered by Consumers and constitutes a legal, valid and binding obligation of Consumers, enforceable against Consumers in accordance with its terms.

                  4.02. NO CONFLICTS; CONSENTS-CONSUMERS. (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby to be consummated by Consumers and compliance with the terms hereof to be complied with by Consumers shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (i) the certificate of incorporation or by-laws of Consumers or other comparable governing instruments of Consumers, as the case may be, or the comparable governing instruments of any subsidiary of Consumers, (ii) any agreement or obligation to which Consumers or any subsidiary of Consumers is a party or by which any of their respective assets are bound, or (iii) any judgment, injunction, order, or decree, or statute, law, ordinance, rule or regulation applicable to Consumers or any subsidiary of Consumers or their respective assets, in each case other than such as in the aggregate would not have a material adverse effect on the ability of Consumers to consummate the transactions contemplated hereby to be consummated by Consumers.

                  (b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Consumers or any of its subsidiaries or their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (iii) compliance with and filings and notifications under applicable Environmental Laws, (iv) any notices, motions, orders or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder and (v) those that may be required solely by reason of Seller's participation in the transactions contemplated hereby.

                  4.03. ACTIONS AND PROCEEDINGS, ETC. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Consumers or any of its respective Affiliates,
(b) lawsuits, actions or proceedings pending or, to the knowledge of Consumers, threatened against Consumers or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of Consumers, pending or threatened against Consumers or any of its Affiliates, and which, in the case of each of clauses (a), (b) and (c), have a material adverse effect on the ability of Consumers to consummate the transactions contemplated hereby to be consummated by Consumers.

                  4.04. AVAILABILITY OF FUNDS. Consumers has cash available or existing borrowing facilities or firm commitments which together are sufficient to enable New Anchor to purchase the portion of the Purchased Assets to be acquired by it and otherwise consummate the transactions contemplated by this Agreement to be consummated by Consumers.

                  4.05. NEW ANCHOR.

                  (a) New Anchor will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and will have all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals necessary or required to enable it to own, lease or otherwise hold the Purchased Assets to be purchased by Consumers hereunder and to carry on its business. New Anchor will have all requisite corporate power and authority to assume the rights, obligations and liabilities of Consumers under this Agreement and to consummate the transactions contemplated hereby to be consummated by Consumers. Prior to Closing, Consumers shall have assigned to New Anchor all of Consumers' rights, and New Anchor shall have assumed all of Consumers' obligations, under this Agreement as provided in
Section 6.05 hereof and, upon such assignment and assumption, this Agreement shall constitute a legal, valid and binding obligation of New Anchor, as successor by assignment to Consumers, enforceable in accordance with its terms (which assignment and assumption shall not relieve Consumers of its obligations hereunder). All corporate and stockholder (or equivalent) acts and other proceedings required to be taken by New Anchor to consummate the transactions contemplated hereby to be consummated by Consumers will be duly and properly taken. New Anchor will be duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of the Purchased Assets being purchased by Consumers hereunder make such qualification necessary.

                  (b) New Anchor shall adopt and file with the Secretary of State of the State of Delaware prior to Closing a Restated Certificate of Incorporation (the "Certificate of Incorporation") which shall provide the terms set forth on Appendix C with respect to the 10% Convertible Preferred Stock of New Anchor and the terms set forth on Appendix D with respect to the 8% Junior Preferred Stock and which Certificate of Incorporation shall be the certificate of incorporation of New Anchor in effect at the Closing until thereafter amended as provided by law and the Certificate of Incorporation. Not less than seven days prior to the Closing, New Anchor shall furnish to Seller copies of the Certificate of Incorporation and copies of the by-laws of New Anchor to be in effect at the Closing until thereafter amended as provided by law, the Certificate of Incorporation and such by-laws (the "By-laws") which shall be reasonably satisfactory to Seller and New Anchor.

                  (c) The authorized capital of New Anchor will consist immediately prior to the Closing of:

                           (i) 20,000,000 shares of Preferred Stock, par value
                  $25.00 per share, of which 2,160,000 shares will be issued and designated 10% Convertible Preferred Stock, and 2,960,000 shares will be issued and designated 8% Junior Convertible Preferred Stock, all of which will be issued to Consumers prior to Closing for an aggregate cash purchase price of $74,000,000. The rights, privileges and preferences of the 10% Convertible Preferred Stock and the 8% Junior Convertible Preferred Stock will be as stated in the Certificate of Incorporation; and

                           (ii) 50,000,000 shares of Common Stock, par value
                  $.10 per share, of which 490,000 shares shall be issued to Seller at Closing pursuant to this Agreement and 200,000 shares will be issued to Consumers prior to Closing for an aggregate cash purchase price of $1,000,000.

                  (d) The Shares, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities of any kind whatsoever, will not be issued in violation of any preemptive rights and will vest in Seller full rights with respect thereto, including the right to vote such Shares on all matters properly presented to the stockholders of New Anchor or to consent to the taking of certain actions, all to the extent to be set forth in the Certificate of Incorporation and the By-laws. The shares of 8% Junior Convertible Preferred Stock and Common Stock to be issued and outstanding on the Closing Date will be duly authorized, validly issued, fully paid and non-assessable The Common Stock issuable upon conversion of the 10% Convertible Preferred Stock will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities of any kind whatsoever, will not be issued in violation of any preemptive rights and will vest in Seller full rights with respect thereto, including the right to vote such Shares on all matters properly presented to the stockholders of New Anchor or to consent to the taking of certain actions, all to the extent to be set forth in the Certificate of Incorporation and the By-laws. Except for (i) the issuances of Common Stock, 10% Convertible Preferred Stock and 8% Junior Convertible Preferred Stock contemplated by this Agreement, (ii) the issuance of Common Stock upon conversion of the 10% Convertible Preferred Stock and the 8% Junior Convertible Preferred Stock and (iii) the issuance of Warrants (and Common Stock issuable upon exercise of the Warrants) to the Lenders as contemplated in the Financing Letters, on the Closing Date there will be no outstanding options, warrants, rights (including preemptive rights), calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of New Anchor or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares of capital stock or other equity interests of New Anchor or obligating New Anchor to grant, extend or enter into any such subscription, option, warrant, call or right.

                  (e) At the Closing, New Anchor will have no assets, business or liabilities other than the Purchased Assets being purchased by Consumers pursuant to this Agreement, the rights of Consumers under this Agreement and the ancillary agreements contemplated by this Agreement, the liabilities and obligations of Seller to be assumed by Consumers pursuant to this Agreement and the ancillary agreements and the liabilities contemplated in the Financing Letters and the cash consideration received from Consumers in exchange for the shares of capital stock subscribed for by Consumers pursuant to this Section 4.05(c)(i-ii).

                  (f) The assignment to New Anchor of the rights of Consumers under this Agreement and the assumption by New Anchor of the liabilities and obligations to be assumed by Consumers pursuant to this Agreement shall not conflict with, or result in any violation of or default and the consummation of the transactions contemplated hereby to be then consummated by New Anchor and the compliance with the terms hereof to be then complied with by New Anchor (with or without the notice or lapse of time, or both) under, (i) the Certificate of Incorporation or By-laws of New Anchor or (ii) any judgment, injunction, order, or decree, or statute, law, ordinance, rule or regulation applicable to New Anchor or its assets, in each case other than such as in the aggregate would not have a material adverse effect on the ability of New Anchor to consummate the transactions contemplated hereby.

                  (g) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to New Anchor or its affiliates in connection with the consummation of the transactions contemplated hereby, other than (i) compliance with and filings and notifications under applicable environmental laws, (ii) any notices, motions, orders or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder and (iii) those that may be required solely by reason of Seller's participation in the transactions contemplated hereby.

                  OI represents and warrants to Seller as follows in Sections
4.06 through 4.09, inclusive:

                  4.06. AUTHORITY-OI. OI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. OI has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by OI. All corporate and stockholder (or equivalent) acts and other proceedings required to be taken by OI to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby to be consummated by OI have been duly and properly taken. This Agreement has been duly executed and delivered by OI and constitutes a legal, valid and binding obligation of OI, enforceable against OI in accordance with its terms.

                  4.07. NO CONFLICTS; CONSENTS-OI. (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby to be consummated by OI and compliance with the terms hereof to be complied with by OI shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (i) the certificate of incorporation or by-laws of OI or other comparable governing instruments of OI, as the case may be, or the comparable governing instruments of any subsidiary of OI, (ii) any agreement or obligation to which OI or any subsidiary of OI is party or by which any of their respective assets are bound, or (iii) any judgment, injunction, order, or decree, or statute, law, ordinance, rule or regulation applicable to OI or any subsidiary of OI or their respective assets, in each case other than such as in the aggregate would not have a material adverse effect on the ability of OI to consummate the transactions contemplated hereby to be consummated by OI.

                  (b) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to OI or any of its subsidiaries or its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (iii) compliance with and filings and notifications under applicable Environmental Laws, (iv) any notices, motions, orders or approvals required by the Bankruptcy Court or the Bankruptcy Code and the rules thereunder and (v) those that may be required solely by reason of Seller's participation in the transactions contemplated hereby.

                  4.08. ACTIONS AND PROCEEDINGS, ETC.-OI. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against OI or any of its Affiliates, (b) lawsuits, actions or proceedings pending or, to the knowledge of OI, threatened against OI or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of OI, pending or threatened against OI or any of its Affiliates, and which, in the case of each of clauses (a), (b) and
(c), have a material adverse effect on the ability of OI to consummate the transactions contemplated hereby to be consummated by OI.

                  4.09. AVAILABILITY OF FUNDS-OI. OI has cash available or has existing borrowing facilities or firm commitments which together are sufficient to enable it to purchase the portion of the Purchased Assets to be acquired by it and otherwise consummate the transactions contemplated by this Agreement to be consummated by OI.

                                    ARTICLE 5

                               COVENANTS OF SELLER

                  Seller agrees that:

                  5.01. CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, subject to the requirements and restrictions of the Bankruptcy Court proceedings, Seller shall conduct the business in the ordinary course consistent with past practice and use its best efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

                  (a) with respect to the Business acquire a material amount of assets from any other Person;

                  (b) sell, lease, license or otherwise dispose of (i) property, plant or equipment constituting part of the Purchased Assets or (ii) any Purchased Assets (other than property, plant or equipment) other than in the case of this clause (ii) (A) pursuant to existing contracts or commitments and (B) in the ordinary course consistent with past practice; or

                  (c) agree or commit to do any of the foregoing.

Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

                  5.02. ACCESS TO INFORMATION. (a) Subject to the restrictions contained in the Confidentiality Agreement, from the date hereof until the Closing Date, Seller (i) will give Buyers, their counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of Seller relating to the Business, (ii) will furnish to Buyers, their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) will instruct the employees, counsel and financial advisors of Seller to cooperate with Buyers in their investigation of the Business; provided that no investigation by Buyers or other information received by Buyers shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller. Notwithstanding the foregoing, Buyers shall not have access to personnel records of Seller relating to individual performance or evaluation records, medical histories or other information which in Seller's good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability.

                  (b) After the Closing Date, the parties agree that they will each cooperate with and make available to the other parties, during normal business hours, all books of account and other financial records (including, without limitation, accountant's work papers) pertaining to the Business (collectively, "Books and Records"), information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing Date which are necessary or useful in connection with any inquiry relating to Taxes or any audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. Seller may require certain financial information relating to the Business for periods prior to the Closing Date for the purpose of filing federal, state, local and foreign Tax Returns and other governmental reports, and Buyers agree to furnish such information to Seller at Seller's request and expense.

                  (c) After the Closing, Seller will hold, and will use its best efforts to cause its Affiliates and its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of law or if reasonably necessary in connection with any disputes arising in connection with this Agreement or the transactions contemplated hereby, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been
(A) in the public domain through no fault of Seller or (B) later lawfully acquired by Seller from sources other than those related to Seller's prior ownership of the Business and the Purchased Assets. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  5.03.  NOTICES OF CERTAIN EVENTS. (a) Seller
shall promptly notify Buyers of:

                  (i) any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or that relate to the consummation of the transactions contemplated by this Agreement;

                  (iv) the damage or destruction by fire or other casualty of any Purchased Asset or part thereof or in the event that any Purchased Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

                  (v) any material changes of the type represented in Section
         3.17 which occur from the date hereof until the Closing Date with respect to customers listed on Schedule 3.17; and

                  (vi) any item that would have been required to be described on
         Schedule 3.12 if Seller had knowledge of such item on or prior to the date hereof and any adverse change in any of the items described on
         Schedule 3.12.

                  (b) Seller shall promptly notify Buyers of, and furnish Buyers any information either of them may reasonably request with respect to, the occurrence to Seller's knowledge of any event or condition or the existence to Seller's knowledge of any fact that would cause any of the conditions to Buyers' obligations to consummate the purchase and sale of the Purchased Assets not to be fulfilled. If between the Balance Sheet Date and the Closing Date, any of the matters referenced in Section 5.03(a)(iv) shall have occurred, then Seller, at its option, shall either repair any damage or casualty at its expense or deliver to Buyers on the Closing Date any insurance proceeds (including but not limited to condemnation insurance proceeds), or rights to receive insurance proceeds, with respect thereto or the Purchase Price shall be reduced by such amount.

                  5.04. ENVIRONMENTAL COVENANTS. Prior to Seller's providing any documents or other information to the New Jersey Department of Environmental Protection, the Connecticut Commissioner of Environmental Protection or any other federal or state environmental agency with respect to this Agreement or the transactions contemplated hereby, Seller shall afford Consumers the opportunity to review the form and substance of any such documents and other information.

                  5.05.  BANKRUPTCY COURT APPROVAL. (a) [Omitted]

                   (b) Seller agrees to pay a $3 million break-up fee to Ball-Foster Glass Container Co., L.L.C. upon the terms and conditions contained in the Interim Order dated October 15, 1996.

                  (c) Seller shall promptly make any filings, take all actions and use its best efforts to obtain any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby, subject to its obligations to comply with any order of the Bankruptcy Court.

                  (d) In the event an appeal is taken from the Sale Order, Seller shall immediately notify Buyers of such appeal and shall within one business day provide Buyers with copies of the related notice of appeal. Seller shall also provide Buyers with written notice of any motion or application filed in connection with any appeal from such order.

                  5.06. USE OF THE ANCHOR NAME. After the Closing Date, neither Seller nor any of its subsidiaries shall use the name or mark "Anchor" or "Anchor Glass" or any derivative thereof, except that during the pendency of Seller's bankruptcy case (Case No. 96-1434 PJW), Seller shall be permitted to use the name "Anchor Glass Container Corporation" as its corporate name in connection with all matters relating to such case, but for no other purpose. Upon consummation of a plan of reorganization of Seller and its subsidiaries, Seller and its subsidiaries shall promptly file with the applicable Governmental Entities all documents necessary to delete from their names the name "Anchor" or any derivative thereof and shall do or cause to be done all other acts, including the payment of any fees required in connection therewith, to cause such documents to become effective.

                                    ARTICLE 6

                               COVENANTS OF BUYERS

                  Each Buyer individually agrees that:

                  6.01. CONFIDENTIALITY. Such Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement dated as of May 9, 1996 as to OI, and as to Consumers, the agreements dated July 1, 1996, September 10, 1996 and October 14, 1996 (collectively, the "Confidentiality Agreements"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate.

                  6.02. NO ADDITIONAL REPRESENTATIONS. Such Buyer acknowledges and agrees that none of Seller or any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated hereby, Seller and its subsidiaries or their assets, liabilities and business, the accuracy or completeness of any information regarding Seller and its subsidiaries furnished or made available to such Buyer and its representatives, except as expressly set forth in this Agreement.

                  6.03. SUPPLEMENTAL DISCLOSURE. Such Buyer shall promptly after the occurrence thereof notify Seller of, and furnish Seller any information it may reasonably request with respect to, the occurrence to the knowledge of such Buyer of any event or condition or the existence to such Buyer's knowledge of any fact that would cause any of the conditions to Seller's obligation to consummate the purchase and sale of the Purchased Assets not to be fulfilled.

                  6.04. ACCESS. On and after the Closing Date, each Buyer will afford promptly to Seller and its agents reasonable access to Seller's former properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or relating to the continuing administration of Seller's Chapter 11 case, or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of such Buyer. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning such Buyer or the Business provided to it pursuant to this Section.

                  6.05. ASSIGNMENT TO NEW ANCHOR. Prior to the Closing, Consumers shall have assigned to New Anchor all of its rights under this Agreement and shall have caused New Anchor to assume all of the liabilities and obligations of Consumers under this Agreement. Such assignment and assumption shall not relieve Consumers of its liabilities and obligations under this Agreement.

                  6.06. FINANCINGS. Consumers shall use reasonable commercial efforts to consummate the financing arrangements described in the Financing Letters, including the satisfaction of all conditions precedent to such financing arrangements.

                  6.07. COMPOSITION OF NEW ANCHOR BOARD. Consumers will take such corporate action as is necessary and appropriate such that, upon the Closing, the Board of Directors of New Anchor (the "Board") will consist of nine persons serving three year terms and shall include (i) four persons designated by the Seller (as the holder of the Shares), who will serve as directors of New Anchor until their successors are duly elected and qualified (each, a "Seller Director"), and (ii) five persons designated by Consumers, who will serve as directors of New Anchor until their successors are duly elected and qualified (each, a "Consumers Director"). Should any director be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of their removal or at the expiration of any applicable term of office), then the resulting vacancies on the Board shall be filled by the holders of Shares, in the case of vacancies of the Seller Directors, and by Consumers, in the case of vacancies of Consumers Directors. At all times prior to three years after the Closing Date, (i) the holders of the Shares shall be exclusively entitled to nominate successors to all Seller Directors and (ii) Consumers shall be exclusively entitled to nominate successors to all Consumers Directors. The Board shall meet at least once each quarter.

                  6.08. STOCK MARKET LISTING. Promptly, but in any event prior to consummation of Seller's plan of reorganization, Consumers will cause New Anchor to list on a nationally recognized U.S. stock exchange or on the National Market tier of the Nasdaq Stock Market subject to official notice of issuance, the Common Stock and the 10% Convertible Preferred Stock to be distributed to Seller pursuant to this Agreement.

                  6.09. EXCHANGE ACT REGISTRATION. Consumers will cause New Anchor to promptly, but in any event prior to the consummation of Seller's plan of reorganization, register the Shares on a Form 10 Registration Statement filed with the SEC pursuant to the Exchange Act.

                  6.10. AFFILIATE TRANSACTIONS. For so long as the Seller or its designees and assignees (including the present holders of unsecured claims against Seller) own at least 25% of the Shares, New Anchor shall not enter into any transaction or series of related transactions with Consumers or any Affiliate of Consumers, and Consumers shall not enter into any transaction or series of related transactions with New Anchor, unless such transaction or series of related transactions is previously approved by the Board and is on terms that are no less favorable to New Anchor than those that would have been obtainable by New Anchor at the time of such transaction or series of related transactions in a comparable transaction (or series of comparable related transactions) with an unrelated Person. Immediately after the Closing Date, New Anchor shall enter into a management agreement with John Ghaznavi, and a consulting contract with G&G Investments, Inc., a corporation owned entirely by John Ghaznavi, which contracts, on an aggregate basis, will not result in payments by New Anchor in excess of $3,000,000 per annum for a period of three years after the Closing Date.


                                    ARTICLE 7

                            COVENANTS OF ALL PARTIES

                  Buyers and Seller agree that:

                  7.01. BEST EFFORTS; FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, Buyers and Seller will each use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyers each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in each Buyer good and marketable title to the portion of the Purchased Assets to be acquired by such Buyer.

                  (b) Seller hereby constitutes and appoints, effective as of the Closing Date, each Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of such Buyer or in the name of Seller, but for the benefit of such Buyer (i) to collect for the account of such Buyer any items of Purchased Assets acquired by such Buyer and (ii) to institute and prosecute all proceedings which such Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets acquired by such Buyer, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets acquired by such Buyer. Such Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                  7.02. CERTAIN FILINGS. Seller and Buyers shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

                  7.03. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                  7.04. WARN ACT. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local law as a result of the transactions contemplated by this Agreement. In accordance with the WARN Act, or any similar state or local law, (i) Seller will be responsible for providing any notification that may be required under the WARN Act or any similar state or local law with respect to any employees of the Business up to and including the Closing and (ii) the applicable Buyer will be responsible for providing any notification that may be required under the WARN Act or any similar state or local law with respect to any employees of the Business after the Closing;

                                    ARTICLE 8

                                   TAX MATTERS

                  8.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

                  8.02. TAX MATTERS. Seller hereby represents and warrants to Buyers that:

                  (a) Seller has timely paid all Taxes, and all interest and penalties due thereon, payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in either Buyer becoming liable or responsible therefor.

                  (b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre- Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in either Buyer becoming liable therefor.

                  (c) The Closing Balance Sheet will reflect accrued and unpaid real and personal property Taxes on all Purchased Assets using a ratable daily accrual method. Seller will furnish Buyers with an analysis of this amount itemized by property and jurisdiction.

                  8.03.  TAX COOPERATION; ALLOCATION OF TAXES.  (a)
Buyers and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.

                  (b) All real property taxes, personal property taxes and similar AD VALOREM obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyers as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (such period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyers shall be liable for the proportionate amount of such taxes that is attributable to the Post- Closing Tax Period. Within 90 days after the Closing, Seller and Buyers shall each present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Consumers or OI, as appropriate, upon receipt of any bill for real or personal property taxes relating to the portion of the Purchased Assets, part or all of which is attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Consumers or OI, as appropriate, who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre- Closing Tax Period, Seller shall also remit prior to the due date of assessment to Consumers or OI, as appropriate, payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Seller or Consumers or OI, as appropriate, shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

                  (c) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyers and any recording or filing fees with respect thereto shall be paid by Seller.

                                    ARTICLE 9

                                    EMPLOYEES

         9.01. RETIREMENT PLANS. (a) Effective as of the Closing Date, Consumers will cause New Anchor to assume sponsorship of the Seller Defined Benefit Plans, (and shall assume the liability for any required contributions with respect thereto accrued but not paid as of or prior to the Closing Date) and the Seller Defined Contribution Plans, as well as the trusts maintained in connection with such plans. New Anchor shall be entitled to receive from Seller, within a reasonable time after the Closing Date, such pertinent data or information as New Anchor may reasonably require to determine the service and accrued benefits (or account balances, as the case may be) of participants and former participants in the Seller Defined Benefit Plans and the Seller Defined Contribution Plans.

                  (b) Effective as of the Closing Date, Consumers will cause New Anchor to assume sponsorship of the Anchor Glass Container Corporation Non-Qualified Additional Credited Service and ERISA Excess Plan and the Diamond Bathhurst Inc. Preferred Compensation Plan, as well as the "rabbi trust" maintained in connection therewith. New Anchor shall be entitled to receive from Seller, within a reasonable time after the Closing Date, such pertinent data or information as New Anchor may reasonably require to determine the service and accrued benefits of participants and former participants in such Plans.

                  (c) Seller contributes to the Multiemployer Plans listed on
Schedule 3.13(d). In connection with their assumption of the collective bargaining agreements, OI will assume and Consumers will cause New Anchor to assume, in such proportions as Buyers shall jointly advise Seller, effective as of the Closing Date, Seller's obligations to contribute to the Multiemployer Plans. Accordingly, to avoid the imposition of any withdrawal liability on Seller, OI or New Anchor, as the case may be, shall, in the aggregate:

                           (A) contribute to each Multiemployer Plan for
                  substantially the same number of contribution base units for which Seller has an obligation to contribute prior to the Closing Date;

                           (B) provide to each Multiemployer Plan for a period
                  of five plan years commencing with the first plan year beginning after the Closing Date, a bond to be obtained by each Buyer or New Anchor issued by a corporate surety corporation, or a sum to be provided by each Buyer or New Anchor held in escrow by a bank or similar financial institution, or an irrevocable letter of credit to be obtained by each Buyer or New Anchor, equal to the greater of (I) the average annual contribution required to be made by Seller under the Multiemployer Plans for the three plan years preceding the plan year in which the Closing Date occurs or
                  (II) the annual contribution that Seller was required to make under each Multiemployer Plan for the last plan year prior to the plan year in which the Closing Date occurs, or shall obtain a waiver of the requirements to provide any of the foregoing or shall comply with alternatives acceptable to the Multiemployer Plan or Plans, in order to ensure compliance with Section 4204 of ERISA. Each Buyer and New Anchor shall cooperate with Seller to obtain a waiver of the bond, escrow or letter of credit requirement set forth above. If at any time during the first five plan years beginning after the Closing Date, the applicable Buyer or New Anchor withdraws from, or fails to make a required contribution to one of the Multiemployer Plans, the bond, escrow, or letter of credit obtained by such Buyer or New Anchor with respect to such Multiemployer Plan, if any, shall be paid to such Multiemployer Plan.

                  Notwithstanding any other provision hereof, the obligations of each Buyer and New Anchor under this Section 9.01(c) are limited to the extent necessary to comply with Section 4204 of ERISA. If a Buyer or New Anchor effects a complete or partial withdrawal from a Multiemployer Plan during the first five plan years following the Closing Date and such Buyer or New Anchor fails to make any withdrawal liability payment to the Multiemployer Plan when due, then Seller shall be secondarily liable to the Multiemployer Plan for any unpaid withdrawal liability to the extent that Seller would have incurred such liability following the Closing Date had such Buyer or New Anchor not agreed to the provisions of this Section. Seller's obligations set forth in this paragraph shall continue with respect to events that occurred prior to the last day of the five plan year period referred to in this Section 9.01(c) (regardless of when notice of such liability is received by any of the Buyers, New Anchor or Seller). Any of the Buyers, New Anchor or Seller shall promptly notify the other parties of any demand for payment of withdrawal liability received by any of the Buyers, New Anchor or Seller within five years from the Closing Date. Buyers and Seller agree to take, and Consumers agrees to cause New Anchor to take, all such further action as may be necessary to satisfy the sale of assets exception requirements set forth in Section 4204 of ERISA.

                  9.02.  OTHER EMPLOYEE PLANS AND BENEFIT ARRANGEMENTS.

                  (a) Effective as of the Closing Date, Consumers will cause New Anchor to assume sponsorship of (i) all Employee Plans and Benefit Arrangements which provide post-retirement life insurance and health benefits, (ii) any and all Employee Plans and Benefit Arrangements required to be maintained under or pursuant to currently existing collective bargaining agreements, (iii) the Anchor Glass Container Corporation Executive/Key Employee Retention Plan, (iv) the Anchor Glass Container Corporation Health Care Flexible Spending Account Plan, (v) the Anchor Glass Container Corporation Dependent Care Flexible Benefits Plan, (vi) the Anchor Glass Container Medical and Dental Cafeteria Plan, (vii) the Anchor Glass Container Health Care Flexible Spending Account Plan for AFGWU Hourly Employees, (viii) the Anchor Glass Container Medical and Dental Cafeteria Plan for AFGWU and GMP Hourly Employees and (ix) Seller's short-term and long-term disability plans (but New Anchor may, in its sole discretion, limit participation therein to persons who are disabled as of the Closing Date and who remain continuously disabled thereafter). New Anchor shall be entitled to receive from Seller, within a reasonable time after the Closing Date, such pertinent data or information as New Anchor may reasonably require to determine the benefits of participants and former participants in the Employee Plans and Benefit Arrangements to be assumed by New Anchor pursuant to this
Section 9.02(a).

                  (b) Except as expressly provided in Sections 9.01 and 9.02(a), neither Buyer is obligated to assume (nor is Consumers obligated to cause New Anchor to assume) the sponsorship of any Employee Plan or Benefit Arrangement; provided that either Buyer, in its sole discretion, may elect to assume (and Consumers may elect to cause New Anchor to assume) the sponsorship of Employee Plans or Benefit Arrangements in addition to those subject to Sections 9.01 and 9.02(a) by furnishing written notice thereof to Seller not less than 15 days prior to the Closing Date.

                  (c) Notwithstanding anything to the contrary, Consumers, in its sole discretion, may direct the Seller, by written notice furnished not less than 15 days prior to the Closing Date, to amend any or all of (i) the Anchor Glass Container Corporation Health Care Flexible Spending Account Plan, (ii) the Anchor Glass Container Corporation Dependent Care Flexible Spending Account Plan, (iii) the Anchor Glass Container Corporation Flexible Benefits Plan and
(iv) the Anchor Glass Container Medical and Dental Cafeteria Plan, in each case so as to amend, modify or terminate, effective as of the Closing Date, any benefit under such Plans other than a "flexible spending account" within the meaning of Proposed Treasury Regulation 1.125-2, Q&A 7(c).

                  9.03.  EMPLOYEE COMMUNICATIONS.  Seller and
Buyers shall each use their best efforts to cooperate in making any required communications with employees of Seller as they relate to any employee benefits or other matters described in this Article 9.

                  9.04. THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller or Buyers (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

                  9.05. UNION EMPLOYEES. Employees of the Seller and its subsidiaries who are covered by collective bargaining agreements are referred to herein as "Business Union Employees." Effective as of the Closing, OI shall and Consumers shall cause New Anchor to, subject to Section 10.01(h), (i) assume all of the currently existing collective bargaining agreements with respect to the Purchased Assets to be acquired by each such Buyer and (ii) employ all of the Business Union Employees under said collective bargaining agreements. Without limiting the generality of the foregoing, Business Union Employees shall be given credit, for all purposes under their currently existing collective bargaining agreements and all Employee Plans, Benefit Arrangements and Included Insurance Policies pursuant thereto, for their service with Seller or its subsidiaries before the Closing to the same extent such service was credited by Seller or its subsidiaries.

                  9.06. NON-UNION EMPLOYEES. Effective as of the Closing, employees of the Business (other than Business Union Employees) shall continue to be employed on an "at will" basis (other than those who are employed under an employment agreement listed in Schedule 3.06(a)). For any people who continue to be so engaged, each Buyer agrees (and Consumers shall cause New Anchor to agree), with respect to those persons employed by it, to provide such employees with salaries and benefits generally comparable, in the aggregate, to those in effect for such employees as of the Closing Date for a period of at least nine months after the Closing Date; provided that notwithstanding the foregoing, neither Buyers nor New Anchor shall be required to continue in effect any Employee Plan or Benefit Arrangement after the Closing Date in order to fulfill the requirements of this Section 9.06. Without limiting the generality of the foregoing, the applicable Buyer or New Anchor, as the case may be, shall give such employees credit for their service with Seller or its subsidiaries before the Closing Date, to the same extent that such service was credited by Seller or its subsidiaries, for all purposes under all employee benefit plans and arrangements maintained by the applicable Buyer or New Anchor, as the case may be, for its respective employees or assumed by such Buyer or New Anchor, as the case may be, pursuant to this Agreement including, but not limited to, for purposes of determining severance, vacation, eligibility, participation, and vesting; and provided that neither Buyer nor New Anchor shall not be obligated to recognize service rendered after December 31, 1994 under any plan (other than the Anchor Glass Container Corporation Retirement Plan for Salaried Employees and the Retirement Plan for Salaried Employees of Latchford Glass Company and Associated Companies) for purposes of pension accruals, including early retirement subsidies, pre-retirement death benefits, disability benefits, or any other pension benefits which may increase with service and shall not be obligated to recognize service rendered after December 31, 1994 for purposes of calculating the amount of accrued benefit under the Anchor Glass Container Corporation Retirement Plan for Salaried Employees and the Retirement Plan for Salaried Employees of Latchford Glass Company and Associated Companies (in accordance with their terms as of the date hereof).


                                   ARTICLE 10

                              CONDITIONS TO CLOSING

                  10.01.  CONDITIONS TO BUYERS' OBLIGATIONS.  The
obligations of each Buyer to consummate the Closing are subject to the satisfaction (or waiver by the applicable Buyer, without further notice to parties in interest or approval by the Bankruptcy Court) of the following conditions:

                  (a) Except for the representations and warranties contained in
         Section 3.12, the representations and warranties of Seller made in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of Seller made in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the Closing Date. Seller shall have delivered to each Buyer a certificate dated the Closing Date and signed by the chief executive officer or chief financial officer of Seller confirming the foregoing.

                  (b) No provision of any applicable statute, rule, regulation, executive order, decree, temporary restraining order, judgment, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") shall be in effect that (x) prevents the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement,
         (y) would adversely affect or interfere with the operation of the Business as currently conducted after the Closing, or (z) would require the applicable Buyer or any of its Affiliates to sell or otherwise dispose of, hold separate or otherwise divest itself of, or operate in any particular manner, any of the Purchased Assets to be acquired by such Buyer or any of the assets, properties or business of such Buyer or any of its Affiliates.

                  (c) There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement, or seeking to obtain from the applicable Buyer or any of its Affiliates in connection with the sale and purchase of the Purchased Assets to be acquired by such Buyer, any material damages or (ii) seeking to prohibit the applicable Buyer or any of its Affiliates from effectively controlling or operating a material portion of the Business or the Purchased Assets to be acquired by the applicable Buyer.

                  (d) The waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

                  (e) Since the date hereof, there shall not have been any material adverse change in the condition or operation of the property, equipment or any plant of Seller.

                  (f) Vitro S.A. and Buyers shall have entered into a mutually satisfactory agreement (the "Vitro Agreement") and the conditions to the effectiveness thereof shall have been satisfied or waived and assuming the consummation of the transactions contemplated by this Agreement, the Vitro Agreement shall be in full force and effect.

                  (g) The Bankruptcy Court shall have issued the Sale Order on or prior to December 20, 1996, and the Sale Order shall not be subject to any stay.

                  (h) (i) The provisions of the master and local collective bargaining agreements covering employees of Seller and its subsidiaries relating to work rules shall have been amended to reflect prevailing industry standards and (ii) any retroactive (but not prospective) payments of wage increases forfeited in prior periods under such agreements as a result of the consummation of the transactions contemplated hereby shall have been waived or the Bankruptcy Court shall have issued an order, not subject to stay, that Seller may assign and the applicable Buyer may assume such collective bargaining agreements without any acceleration of the deferred wage increases negotiated under the current agreements.

                  (i) Buyers shall have obtained the consent of Coors Brewing Company ("Coors"), and the parties (other than Seller) to the agreements listed on Schedule 10.01, or the Bankruptcy Court shall have issued an order, that Seller's supply agreement with Coors and the agreements listed on Schedule 10.01, will not be terminated or materially altered as a result of the transactions contemplated hereby.

                  (j) [OMITTED]

                  (k) Each Buyer, at its expense, shall have received for each of the Fee Properties to be acquired by such Buyer:

                           (I) an ALTA (or local equivalent) owner's extended coverage policy of title insurance issued by a title company satisfactory to such Buyer and dated the Closing Date insuring the Company's or its subsidiaries' title to such Fee Property in an amount not exceeding the allocated portion of the Purchase Price applicable thereto and free and clear of all Liens and other exceptions to or exclusions from coverage other than Permitted Liens. Without limiting the foregoing, no such title insurance policy shall create an exception for or exclusion from the coverage of such policy or from the liability of the title company on account of acts or omissions of Seller or its subsidiaries or facts known to the insured (or to its or their current or former directors, stockholders, partners, officers, agents or employees) where such acts or omissions occurred prior to the Closing Date. Each such title insurance policy shall contain, where obtainable in the particular jurisdiction, ALTA (or local equivalent) zoning, comprehensive, survey, contiguity (where appropriate), nonimputation and public-street access endorsements and otherwise be in form and substance reasonably satisfactory to counsel for such Buyer; and

                           (II) a survey of such Fee Property dated no earlier than six months prior to the date hereof, prepared in insurable form in accordance with standards applicable to registered and licensed land surveyors making surveys in the jurisdiction in which the Fee Property is located. Each survey shall be certified to the applicable Buyer and the title company and shall show (A) the courses and distances of all boundary lines of the Fee Property (including appurtenant easements), (B) the location of all improvements situated on or above such parcel and on or above any easements or rights of way affecting the Fee Property, (C) all encroachments of adjoining improvements onto such Fee Property, (D) all encroachments of improvements onto any adjoining property, (E) the location of all easements and other rights burdening the Fee Property and all encroachments of improvements onto the areas of such easements, (F) the location of all roadways, alleys, rights of way and the like affecting the Fee Property, (G) all accessways from the Fee Property to public streets and (H) such other facts and conditions affecting the Fee Property as are appropriate, or as may have been reasonably requested by the applicable Buyer, to be shown on such survey. Each such survey shall otherwise be in form and substance reasonably satisfactory to counsel for the such Buyer.

                              (l)           [OMITTED]

                              (m) The Bankruptcy Court shall have issued an
                           order not subject to any stay providing for the assignment to each Buyer of all of the leases relating to the Leased Property to be acquired and assumed by such Buyer.

                              (n) As of the Closing Date, (i) there shall be no
                           material liabilities of Seller and its subsidiaries (including any of their respective predecessors) or of or relating to the Purchased Assets or the Business arising under or relating to any Environmental Law, except as disclosed on Schedule 3.12, and (ii) there shall have been no material adverse change in the items (or the related liabilities) disclosed on Schedule 3.12, taken as a whole.

                              (o) Consumers shall have received in respect of
                           each Fee Property and Leased Property located in the State of New Jersey, evidence of compliance by Seller with the requirements of the New Jersey Industrial Site Recovery Act, which evidence shall be satisfactory to Consumers in its sole discretion and shall not impose upon Consumers any obligations or liabilities to which Consumers shall not have consented in writing prior to the Closing.

                              (p) Consumers shall have received in respect of
                           each Fee Property and Leased Property located in the State of Connecticut, a Connecticut Transfer Form from Seller, which form shall be satisfactory to Consumers in its sole discretion and shall not impose upon Consumers any obligations or liabilities to which Consumers shall not have consented in writing prior to the Closing.

                              (q) Without limiting any conditions set forth in
                           Sections 10.01(o) and 10.01(p), Seller shall have complied with all applicable environmental notification statutes, laws and regulations unless failure to do so would not have a Material Adverse Effect.

                              (r) Consumers shall have received an agreement or
                           agreements among Seller, Consumers, Landlord and Citicorp with respect to the Headquarters Lease that acknowledges and provides that (i) Seller has assumed the Headquarters Lease, cured all defaults thereunder and satisfied all of its obligations thereunder pursuant to the Letter Agreement dated as of April 27, 1992 attached as Schedule 1 to the First Amendment to Lease; (ii) the Headquarters Lease is modified (A) to provide that the Purchase Option and the Termination Option may be exercised at any time to and including April 17, 1997 or 60 days after the Closing Date (whichever is later), that the purchase price under the Purchase Option is the unpaid principal amount of the Citicorp Loan and that the Liens securing the Citicorp Loan will be released upon closing and payment of the purchase price under the Purchase Option, (B) to provide that the expiration date of the Headquarters Lease and the date of payment of the Residual Value Guaranty Amount will be June 16, 1997 or 150 days after the Closing Date (whichever is later), (C) to provide that Seller, Consumers and Landlord do not need to negotiate the renewal terms pursuant to the Renewal Option and (D) to delete from the Lease the events of default in subparagraphs (12), (13), (14) and (15) and any other covenants, events of default and provisions that are personal to Seller; (iii) the Headquarters Lease, as so modified, is assigned to Consumers or its designee; (iv) Consumers or its designee assumes Seller's obligations under the Lease (including the obligation to pay monthly rent) after the Closing Date; and (v) Landlord and Citicorp consent to the foregoing amendment, assignment and assumption of the Headquarters Lease. The agreement or agreements required under this clause (r) shall be in form and substance reasonably satisfactory to Consumers. Except for Consumers' legal fees and expenses, Consumers shall not be required to make any monetary payments to Landlord or Citicorp or otherwise in order to obtain such agreement or agreements.

                              (s)   Consumers shall have consummated
                           the financing arrangements described in the Financing Letters.

                              (t)   The PBGC shall not have terminated
                           all of the Seller Defined Benefit Plans.

                              (u) Consumers or New Anchor shall have received
                           written assurance from the PBGC that the PBGC will not terminate the Seller Defined Benefit Plans after the Closing Date solely by reason of the assumption of such Plans by New Anchor nor by reason of the transactions contemplated by this Agreement.


                  10.02. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the Closing are subject to the satisfaction (or waiver by Seller, without further notice to parties in interest or approval by the Bankruptcy Court) of the following conditions:

                              (a) The representations and warranties of Buyers
                           made in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). The representations and warranties of Buyers made in this Agreement that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date). Each Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Buyer by the Closing Date. Each Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the chief financial officer of such Buyer confirming the foregoing.

                              (b) No provision of any applicable statute, rule,
                           regulation, executive order, decree, temporary restraining order, judgment, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity shall be in effect that prevents the sale and purchase of the Purchased Assets or any of the transactions contemplated by this Agreement.

                              (c) There shall not be pending or threatened by
                           any Governmental Entity any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the sale and purchase of the Purchased Assets or any of the other transactions contemplated by this Agreement or seeking to obtain from Seller or any of its subsidiaries in connection with the sale and purchase of the Purchased Assets any material damages.

                              (d) The waiting period under the HSR Act relating
                           to the transactions contemplated by this Agreement shall have expired or been terminated.

                              (e) The Bankruptcy Court shall have issued the
                           Sale Order on or prior to December 19, 1996, and the Sale Order shall not be subject to any stay.

                              (f) The PBGC shall not have terminated
                           all of the Seller Defined Benefit Plans.

                              (g) The conditions to the effectiveness of the
                           Vitro Agreement shall have been satisfied or waived and assuming the consummation of the transactions contemplated by this Agreement, the Vitro Agreement shall be in full force and effect.

                              (h) New Anchor shall adopt and file with the
                           Secretary of State of the State of Delaware prior to Closing the Certificate of Incorporation. Not less than seven days prior to the Closing, New Anchor shall furnish to Seller copies of the Certificate of Incorporation and copies of the By-laws which shall be reasonably satisfactory to Seller and New Anchor.

                  10.03. FRUSTRATION OF CONDITIONS. Neither Buyers nor Seller may rely on the failure of any condition set forth in Section 10.01 or 10.02, respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur, as provided in this Agreement.


                                   ARTICLE 11

                                    SURVIVAL

                  11.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing except for the covenants and agreements contained herein which contemplate or specifically provide for performance after the Closing Date.


                                   ARTICLE 12

                                   TERMINATION

                  12.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                           (i)  by mutual written agreement of Seller
         and Buyers;

                           (ii) by either Seller or Buyers if the
         Closing shall not have been consummated on or before January 31, 1997;

                           (iii) by either Seller or Buyers if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                           (iv) [OMITTED]

                           (v)  by Buyers if the Sale Order shall not
         have been entered on or prior to December 20, 1996;

                           (vi) by Buyers or Seller if any Governmental
         Entity shall have commenced litigation seeking to enjoin consummation of the transaction; and

                          (vii) by Buyers or Seller if the Bankruptcy Court shall have approved a sale of the Purchased Assets or Business (or the stock of Seller) to a Person other than Buyers.

                  The party desiring to terminate this Agreement pursuant to clauses (ii), (iii), (vi) or (vii) shall give notice of such termination to the other parties.

                  12.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; PROVIDED that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party, failure to perform a covenant of this Agreement or breach by any party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.


                                   ARTICLE 13

                                  MISCELLANEOUS

                  13.01. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by confirmed fax or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, confirmed faxed or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or to such other address or telecopy number as the applicable party shall have notified the other parties in writing in accordance with this Section):

                           (i)      if to Consumers,

                              Consumers Packaging Inc.
                              401 The West Mall
                              Suite 900
                              Etobicoke, Ontario M9C 5J7
                              Attention: Chairman
                              Telecopy:  (416) 232-3635

                           with copies to:

                              Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                              New York, NY  10022
                              Attention:  Marc S. Kirschner, Esquire
                              Telecopy:  (212) 755-7306

                                    and

                              Eckert Seamans Cherin & Mellott
                              42nd Floor - 600 Grant Street
                              Pittsburgh, PA  15219
                              Attention:  C. Kent May, Esquire
                              Telecopy:  (412) 566-6099

                           (ii)    if to OI,

                              Owens-Brockway Glass Container Inc.
                              One SeaGate
                              Toledo, Ohio  43666
                              Attention:  Thomas L. Young
                              Telecopy:  (419) 247-2226

                           with a copy to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, NY  10017-3954
                              Attention:  Lillian E. Kraemer, Esquire
                              Telecopy:  (212) 455-2502

                           (iii)   if to Seller,

                              Anchor Glass Container Corporation
                              4343 Anchor Plaza Parkway
                              Tampa, FL  33634
                              Attention: Mark A. Kirk, CFO
                                         Carl H. Young, III,
                                         General Counsel
                              Telecopy:  (813) 882-7859

                           with a copy to:

                              Stroock & Stroock & Lavan
                              Seven Hanover Square
                              New York, NY  10004
                              Attention: Robin E. Keller, Esq.
                              Telecopy:  (212) 806-6006

                  13.02. AMENDMENTS AND WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                              (b)  No failure or delay by any party in
exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  13.03.  FEES AND EXPENSES.  (a) Except as
otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                              (b)  Seller shall pay all fees or
commissions of any investment banker, broker or finder retained by it and approved by the Bankruptcy Court that has acted for Seller in connection with this Agreement or the transactions contemplated hereby.

                              (c)  Consumers shall pay all fees or
commissions of Rothschild, Inc., which Consumers represents is the only investment banker, broker or finder that has acted for Consumers which might be entitled to any fee or commission in connection with this Agreement or the transactions contemplated hereby. OI represents that no investment banker, broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby.

                  13.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto except that, subject to
Section 6.05, either Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve such Buyer of its obligations hereunder.

                  13.05.  GOVERNING LAW.  This Agreement shall be
governed by and construed in accordance with the law of the State of New
York, without regard to the conflicts of law rules of such state. All references to dollars or $ in this Agreement are to United States dollars.

                  13.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

                  13.07. ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreements and the documents referred to herein and therein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  13.08. BULK SALES LAWS. Buyers and Seller each hereby waive compliance by Seller with the provision of the "bulk sales," "bulk transfer" or similar laws of any state.

                  13.09.  CAPTIONS.  The captions herein are
included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                  13.10. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

                  13.11. CONSENT TO JURISDICTION. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) to the extent applicable, the United States Bankruptcy Court for the District of Delaware for the purposes of any action, suit or other proceeding arising out of or related to this Agreement, or any transaction contemplated hereby but for no other purpose. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County or, to the extent applicable, the United States Bankruptcy Court for the District of Delaware. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 13.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, (ii) the United States District Court for the Southern District of New York or (iii) to the extent applicable, the United States Bankruptcy Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Consumers also hereby irrevocably and unconditionally waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the venue of any such action, suit or proceeding brought in one of the above-named courts is improper, or that this Agreement, or the transactions contemplated hereby may not be enforced in or by such court.

                  13.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       CONSUMERS PACKAGING INC.

                                       By:/S/JOHN GHAZNAVI
                                       Title:  Chairman


                                       OWENS-BROCKWAY GLASS CONTAINER INC.


                                       By:/S/ G.J. LEMIEUX
                                       Title: Vice President


                                       ANCHOR GLASS CONTAINER CORPORATION


                                       By:/S/CARL H. YOUNG, III
                                       Title: Vice President

                                   APPENDIX A

OI ASSETS

                  1. All of the Purchased Assets located at or associated with Seller's plants at Antioch, California and Hayward, California (the "Plants") (other than Excluded Assets), including, without limitation, any and all sales or supply agreements that are not Excluded Contracts and accounts receivable attributable to sales by Seller of products manufactured at the Plants.

                  2. Seller's general partnership interest in the Rocky Mountain Bottle Company, a general partnership created under the terms of a Partnership Agreement dated March 24, 1995 between Seller and Coors Brewing Company, as amended (the "Partnership").

                  3. Accounts receivable attributable to sales by Seller of products manufactured by the Partnership.

                  4. Seller's rights under a certain Supply Agreement dated as of January 1, 1995 between Seller and Coors Brewing Company (the "Supply Agreement") and all molds, customer drawings, specifications, packaging materials and other similar assets related directly to the production covered by the Supply Agreement.

                                   APPENDIX B

OI ASSUMED LIABILITIES

                  All Assumed Liabilities that are associated directly with the OI Assets, including, without limitation, all Seller's liabilities under directly associated agreements (other than Excluded Contracts) and all pension liabilities associated with the active employees at the Seller's plants at Antioch, California (the "Plants") and Hayward, California, but excluding any pension liabilities, including those described in Sections 2.03(iii) and (iv), associated with any of Seller's retirees or any employees of Seller who are not current active employees at the Plants.

                                   APPENDIX C

                                   NEW ANCHOR
                        10.0% CONVERTIBLE PREFERRED STOCK

                                   TERM SHEET


Issuer:             New Anchor ("Anchor")

Security:           10.0% Convertible Preferred Stock

Amount:             $54.0 million

Par Value:          $25.00 per share

Total Shares:       2.2 million shares

Dividend:           10.0% cumulative dividend, payable quarterly in cash.
                    A scheduled cash dividend payment for the 10.0% Convertible
                    Preferred Stock cannot be postponed in order to pay a scheduled cash dividend payment on the 8.0%
                    Junior Convertible Preferred Stock.

Voting: Non-voting unless scheduled cash dividend payments are postponed for 12 consecutive quarters (3 years), at which time these shares as a class will be allowed to nominate three board members.

Mandatory
Redemption:         12 years after issuance at par plus accrued and unpaid
                    dividends.

Optional Redemption: After 3 years, Anchor can redeem the 10.0% Convertible
                     Stock at par plus accrued and
                     unpaid dividends if Anchor's Common shares trade above $6.00 per share (based on an initial price of $5.00 per Common Share) for more than 60 consecutive days.

Convertibility:      Convertible at the holders' option into Anchor Common
                     Shares at the Conversion Ratio.

Conversion Premium:  20.0%

Conversion Ratio:    Each share of 10.0% Convertible Preferred
                     Stock will be convertible into 4.17 Anchor Common
                     Stock (based on an initial price of $5.00 per Common Share).

Seniority:           The 10.0% Convertible Preferred Stock will rank
                     ahead of all other Anchor equity instruments including the 8.0% Junior Convertible Preferred
                     Stock and the Common Shares.

Registration:        The 10.0% Convertible Preferred Stock will be registered
                     securities and freely tradeable on a nationally recognized
                     U.S. exchange or National Market.

Anti-Dilution:      The 10.0% Convertible Preferred Stock and the 8.0% Junior
                    Convertible Preferred Stock will contain identical anti-dilution provisions of a nature reasonably consistent with similar provisions in similar securities. The aforementioned anti-dilution provisions will not apply to the warrants exercisable for nominal consideration into 10% of the fully-diluted Common Shares of Anchor issuable to Bankers Trust Company, its affiliates and/or investors in Anchor's debt securities as contemplated by the Financing Letters.

APPENDIX D

                                   NEW ANCHOR
                     8.0% JUNIOR CONVERTIBLE PREFERRED STOCK

                                   TERM SHEET


Issuer:                       New Anchor ("Anchor")

Security:                     8.0% Junior Convertible Preferred Stock

Amount:                       $74.0 million

Par Value:                    $25.00 per share

Total Shares:                 3.0 million shares

Dividend:                     8.0% cumulative dividend, payable quarterly,
                              payable-in-kind for three years at Anchor's option and in cash thereafter. A scheduled cash dividend payment for the 8.0% Junior Convertible Preferred
                              Stock cannot be made unless all accrued and unpaid dividends on the 10.0% Convertible Preferred Stock are paid in full.

Voting: Non-voting unless scheduled cash dividend payments are postponed for 12 consecutive quarters (3 years), at which time these shares as a class will be allowed to nominate three board members.

Mandatory Redemption:         None.

Optional Redemption:          After 3 years, Anchor can redeem the
                              8.0% Convertible Stock if Anchor's Common Shares trade above $5.50 per share (based on an initial price of $5.00 per Common Share) for more than 60 consecutive days. Anchor cannot redeem the 8.0%
                              Junior Convertible Preferred Stock if the 10.0%
                              Convertible Preferred Stock are outstanding.

Convertibility:               Convertible at the holders' option into Anchor
                              Common Shares at the Conversion Ratio.

Conversion Premium:           10.0%

Conversion Ratio:             Each share of 8.0% Junior Convertible
                              Preferred will be convertible into 4.55 Anchor
                              Common Shares (based on an initial price of $5.00 per Common Share).

Seniority:                    The 8.0% Convertible Preferred will rank junior
                              in liquidation, winding-up or other dissolution of Anchor to the 10.0% Convertible Preferred Stock and will rank senior to the Common Shares.

Registration:                 The 8.0% Junior Convertible Preferred Stock will
                              have registration rights.

Anti-Dilution:                The 10.0% Convertible Preferred Stock and the 8.0%
                              Convertible Preferred Stock will contain identical anti-dilution provisions of a nature reasonably consistent with similar provisions in similar securities. The aforementioned anti-dilution provisions will not apply to the warrants exercisable for nominal consideration into 10% of the fully-diluted Common
                              Shares of Anchor issuable to Bankers Trust
                              Company, its affiliates and/or
                              investors in Anchor's debt securities as contemplated by the Financing Letters.